Exhibit 10.11

OFFICE BUILDING LEASE AGREEMENT

LANDLORD: 20 GREENWAY PLAZA LLC, a Delaware limited liability company

TENANT: SUNNOVA ENERGY CORPORATION

a Delaware corporation

****

DATED: August 29, 2014

i

32.	MORTGAGE PROTECTION	34

33.	RECIPROCAL COVENANT ON NOTIFICATION OF ADA VIOLATIONS	35

34.	LAWS THAT GOVERN	35

35.	FINANCIAL STATEMENTS	35

36.	RESERVED	36

37.	RESERVED	36

38.	CONFIDENTIALITY	36

39.	REAL ESTATE BROKERS	36

40.	FORCE MAJEURE	36

EXHIBITS
Rider One
Exhibit A	Premises
Exhibit B	Rules and Agreed Regulations
Exhibit C	Work Letter
Exhibit C-1	Floor Plan
Exhibit C-2	Confirmation of Dates
Exhibit D	Intentionally Omitted.
Exhibit E	Form of Letter of Credit
Exhibit F	Janitorial Specifications

ii

LEASE AGREEMENT

THIS LEASE AGREEMENT is dated for identification purposes only as of the 29th day of August, 2014 (“Lease”), and is made by and between 20 GREENWAY PLAZA LLC, a Delaware limited liability company (“Landlord”), and SUNNOVA ENERGY CORPORATION, a Delaware corporation (“Tenant”).

IT IS AGREED AS FOLLOWS:

1. BASIC LEASE TERMS.

1.1. Landlord’s Address for Notice:	20 GREENWAY PLAZA LLC
c/o Principal Real Estate Investors
801 Grand Avenue, Dept H-137
Des Moines, IA 50392-1370
Attn: Central CRE—Equities Team

With copy to:	CBRE, Inc.
Attn: Property Manager
20 E. Greenway Plaza, Suite 150
Houston, Texas 77046
Fax 713-548-5350

Rent Payment Address:	20 GREENWAY PLAZA LLC
P.O. Box 310300
Property: 027010
Des Moines, IA 50331-0300

1.2. Tenant’s Address for Notice:	Sunnova Energy Corporation
20 East Greenway Plaza, Suite 475
Houston, Texas 77046

1.3. Guarantor: Not Applicable.

1.4. Premises: Suite No. 475 of the Building as shown on the floor plan attached hereto as Exhibit A, containing approximately 19,894 rentable square feet of space, which is has been measured substantially in accordance with the standards published by the Building Owners and Managers Association International, Publication ANSI Z 65.1-1996, provided that it is agreed that the “add-on” factor applicable to the Building is 19%, and is the final agreement of the parties as to the total rentable square footage of the Premises, and is not subject to change, except for future additions to and contractions of the Premises. Tenant’s architect has had the opportunity to review and approve the square footage of the Premises.

1.5. Building: That certain property, building and other improvements located at 20 East Greenway Plaza, Houston, Texas 77046.

1.6. Lease Term: Sixty-four (64) full calendar months and any partial month of the month during which the Rent Commencement Date occurs.

1.7. (A) Commencement Date: The date of the full execution of this Lease.

1.7 (B) Rent Commencement Date: May 1, 2015; provided, however, if Tenant occupies any portion of the Premises prior to May 1, 2015, for the conduct of Tenant’s normal and customary business therein, then from and after such date until April 30, 2015, Tenant shall pay Landlord all amounts regularly accruing under this Lease (including, without limitation, Tenant’s Share of Operating Expenses and Taxes), but Tenant shall not be required to pay Base Rent during such period of early occupancy through April 30, 2015. Notwithstanding the foregoing, Tenant shall have the right to enter into the Premises following the date hereof for purposes of constructing the Tenant Improvements, and installing Tenant’s furniture, fixtures and equipment, subject to the terms and conditions of this Lease, provided Tenant shall have no obligation to pay Rent in connection therewith.

1.8. Expiration Date: August 31, 2020

1.9. Base Rent:

Dates	Approximate Annual Base Rent/RSF	Monthly Installment
05/01/15 - 05/31/15	$18.00	$0.00	*
06/01/15 - 08/31/15	$18.00	$22,500.00	**
09/01/15 - 05/31/16	$18.00	$29,841.00
06/01/16 - 05/31/17	$18.50	$30,669.92
06/01/17 - 05/31/18	$19.00	$31,498.83
06/01/18 - 05/31/19	$19.50	$32,327.75
06/01/19 - 08/31/20	$20.00	$33,156.67

1.10. Rent Abatement:

*

Tenant shall be entitled to one (1) month of abatement of Base Rent beginning on the Rent Commencement Date, provided that such abatement shall apply solely to payment of the monthly installment of Base Rent, but shall not be applicable to any other charges, expenses or costs payable by Tenant under this Lease, including, without limitation, Tenant’s pro-rata share of Operating Expenses.

**

Tenant’s monthly installment of Base Rent and Operating Expenses shall be calculated based on 15,000 rentable square feet of space for a period of three months commencing on June 1, 2015 and expiring on August 31, 2015.

Landlord and Tenant agree that the abatement of rental and other payments contained in this Section is conditional and is made by Landlord in reliance upon Tenant’s faithful and continued performance of the terms, conditions and covenants of this Lease and the payment of all monies due Landlord hereunder. In the event that Tenant is in monetary default beyond any applicable notice and cure period under the terms and conditions of the Lease, then the unamortized portion of all conditionally abated rental shall become fully liquidated and immediately due and payable (without limitation and in addition to any and all other rights and remedies available to Landlord provided herein or at law and in equity).

1.11. Tenant’s Proportionate Share: The proportion that the total rentable square footage of the Premises bears to the total rentable square footage of the Building, as reasonably calculated by Landlord using the same methodology as used to measure the Premises. Landlord and Tenant stipulate that current rentable square footage of the Building is 432,633 and, accordingly, Tenant’s Proportionate Share is 4.598%, which is the final agreement of the parties as Tenant’s Proportionate Share, and is not subject to change, except as otherwise set forth herein.

For the purpose of determining Tenant’s Proportionate Share of Operating Expenses, “controllable” Operating Expenses shall not increase by more than five percent (5%) per year on a cumulative and compounded basis (for example, if controllable Operating Expenses are $3.00 / rsf in year one, then they shall not exceed $3.15 in year two, $3.31 in year three, $3.48 in year four and so on). It is understood and agreed that controllable Operating Expenses shall not include janitorial costs, utilities, taxes, and insurance premiums, and costs incurred to comply with any governmental requirements for which compliance was not required as of the date of this Lease. The foregoing cap shall not be applicable during the first year of the term during any extension or renewal of this Lease (i.e., such cap shall be “reset” during any extension or renewal of this Lease).

1.12. Base Year: None. There is a full pass through of Operating Expenses and Taxes.

1.13. Electrical Charge: Building-standard electricity for Tenant’s current normal office uses is included as an Operating Expense. Electricity for above-standard uses and times are subject to additional Building-standard charges.

1.14. Auxiliary Power: Tenant shall have the non-exclusive right to install its own un-interrupted power supply system.

1.15. Intentionally Omitted

1.16. Letter of Credit: Tenant shall provide a letter of credit in the amount of Seven Hundred Thousand and No/100ths Dollars ($700,000.00) in the form attached hereto as Exhibit E.

1.17. Brokers:

Landlord’s Broker:	CBRE, Inc.
Tenant’s Broker:	Cushman & Wakefield of Texas, Inc.

1.18. Parking Spaces: Tenant and its employees, agents and invitees shall have the non-exclusive right to use up to ninety-nine (99) parking spaces (a ratio of 5:1000 rsf) (but in no event less than eighty (80) parking spaces (a ratio of 4:1000 rsf), which spaces are “must take” during the term of this Lease. All Parking Spaces shall be in the parking garage adjacent to the Building (the “Adjacent Garage”); provided, however, Tenant may elect to convert up to ten (10) of the parking spaces to be designated as reserved vehicular parking spaces in the parking garage associated with the Building (the “Building Garage”) for the Term of the Lease as may be extended. Tenant’s use of the Parking Spaces subject to (1) such Rules and Regulations (as defined herein) as Landlord may promulgate from time to time and (2) rights of ingress and egress of other tenants and their employees, agents and invitees. None of the Parking Spaces shall be assigned. Once any Parking Spaces are surrendered (provided Tenant must always have minimum of eighty (80) Parking Spaces in the Adjacent Garage and/or the Building Garage), then Tenant may only re-lease such spaces subject to availability.

1.19. Parking Rent: Beginning on June 1, 2015, Tenant shall be obligated to pay Landlord on a monthly basis One Hundred Ten and 00/100 Dollars ($110.00) per space, if any, in the Building Garage (exclusive of any taxes owed by Landlord on such parking fees). Tenant shall be obligated to pay Landlord on a monthly basis, commencing June 1, 2015, the greater of (a) Eighty-One and 00/100 Dollars ($81.00) per space or (b) the prevailing fair market rate per space in the Adjacent Garage (exclusive of any taxes owed by Landlord on such parking fees). The “prevailing fair market rate” shall be the same rate Landlord is currently being charged by the Adjacent Garage operator (“Operator”) for such spaces plus five percent (5%). Tenant shall be responsible for all taxes on Parking Rent.

1.20. Permitted Uses: General office uses in keeping with the first class nature of the Building and only for such other uses that are incidentally related thereto, including, but not limited to, an employee lunch room, coffee bar, printing and copy facilities, storage, the location of telecommunications equipment, data, word processing and computer equipment, and other equipment utilized in the normal conduct of general office uses and for no other purpose.

1.21. Amount Due on Execution:	Base Rent:	$22,500.00
	Operating Expenses
	(based on $12.23/rsf, subject to adjustment):	$15,287.50
	Total:	$37,787.50

The Amount Due on Execution shall be applied to the first installment(s) of Base Rent and/or Tenant’s pro rata share of the Operating Expenses and taxes, as applicable, due and payable by Tenant under this Lease.

The Letter of Credit shall be delivered within five (5) days following Tenant’s execution and delivery of this Lease to Landlord.

2. DEMISE AND TERM. Landlord does hereby lease to Tenant and Tenant hereby rents and leases from Landlord the Premises. TENANT ACKNOWLEDGES THAT IT ACCEPTS THE PREMISES IN ITS “AS-IS, WHERE IS” CONDITION. If Landlord fails to deliver the Premises to Tenant within thirty (30) days following the full execution of this Lease, Tenant may thereafter terminate this Lease upon five (5) business days prior written notice to Landlord, and such termination shall be effective unless Landlord delivers the Premises within such five (5) business day period.

3.	RENT.

(A)

Rent. Monthly installments of Base Rent and other Rent are due on the first day of each month during the Lease Term, in advance, and except as otherwise specifically set forth herein, without demand and without deduction, abatement, or setoff. Rent payable by Tenant for any period during the Lease Term hereof which is less than one month shall be a pro-rata portion of the monthly installment calculated based on the actual number of days in said month. Rent shall be payable in lawful money of the United States to Landlord at the address stated herein or to such other persons or at such other places as Landlord may designate in writing delivered to Tenant. Base Rent, additional Rent, and all other amounts due under this Lease are herein referred to collectively as “Rent”.

(B)

Late Charge. Tenant hereby acknowledges that late payment by Tenant of Rent or other sums due thereunder will cause Landlord to incur costs not contemplated by this Lease. Therefore, if any installment of Rent or any other sum due from Tenant shall not be received by Landlord within five (5) days after such amount is due, Tenant shall pay to Landlord a late charge of five percent (5%) of such overdue amount; provided, however, Tenant shall be entitled to written notice and a five (5) day cure period on one (1) occasion during any twelve (12) month period before such late fee is assessed. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount or prevent Landlord from exercising any other right or remedy available to Landlord.

(C)

Security Deposit. This Section 3 will only be applicable if Landlord draws down all or a portion of the Letter of Credit pursuant to Section 5 of the Rider to Lease. If Tenant fails to pay Rent or other charges due hereunder or otherwise defaults with respect to any provision of the Lease, then following the expiration of any notice and cure periods, Landlord may use, apply or retain all or any portion of said deposit for the payment of any Rent or other charge in default or for the payment of any other sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Lessor may suffer thereby, all to the extent permitted in Section 22 hereof. If Landlord so uses or applies all or any portion of said deposit, Tenant shall within ten (10) days after written demand therefor deposit cash with Landlord in an amount sufficient to restore said deposit to the full amount herein above stated and Tenant’s failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep said deposit separate from its general accounts. If Tenant performs all of Tenant’s obligations hereunder, said deposit, or so much thereof as has not theretofore been applied by Landlord shall be returned, without payment of interest or other increment for its use to Tenant (or at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) at the expiration of the Lease Term hereof, and after Tenant has vacated the Premises. No trust relationship is created herein between Landlord and Tenant with respect to said Security Deposit. Landlord shall deliver the funds deposited hereunder by Tenant to the purchaser of Landlord’s interest in the Premises, in the event that such interest is sold, and so long as such deposit is so delivered, Landlord shall be discharged from any further liability with respect to said security deposit.

4.	PERMITTED USE.

Tenant covenants that the Premises may only be used for the Permitted Use, together with the incidental activities of Tenant, its affiliated companies or other subsidiary companies and for no other use or purpose. Tenant further covenants that the Premises will not be used or occupied for any unlawful purposes. Tenant acknowledges that the Permitted Use is not a use granted exclusively to Tenant and that Landlord reserves the right to lease premises in the Building to others for the same or a similar permitted use. Tenant further acknowledges that it has received no written or oral inducements from Landlord or any of Landlord’s representatives concerning this Lease (other than as specifically set forth herein) or that Tenant will be granted any such exclusive rights. Tenant will not make or permit to be made any use of the Premises or any part thereof which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease or which directly or indirectly is forbidden by public law, ordinance or governmental regulation; or make or permit any use of the Premises which may be dangerous, noxious or offensive or create or maintain any nuisance or disturbance in, at or on the Premises; or make or permit any use of the Premises which may invalidate, or increase the premium cost of any policy of insurance carried on the Building and environs and their operation, or any use which, in Landlord’s sole judgment, shall impair the character, reputation or appearance of the Building and environs. Under no circumstances may Tenant have more than one (1) person per 150 rentable square foot working from the Premises on regular basis at any time (and Landlord doesn’t represent or warrant the Building standard HVAC or other systems within the Building are adequate for more than one (1) person per 200 rentable square feet of space within the Premises).

5.	OPERATING EXPENSES.

TAXES,	UTILITIES, REPAIRS, MAINTENANCE AND REPLACEMENT

(1)	Taxes

(a)	The Landlord shall pay all taxes payable during the Lease Term before the same are delinquent.

(b)

If in the future a tax or other charge on Rent shall be imposed by any governing body having the authority to impose such tax or charge, then such tax or charge shall likewise be the obligation of the Landlord.

(c)

As used herein, the term “taxes” shall mean real estate taxes, assessments (whether they be general or special), sewer rents, rates and charges, transit and transit district taxes, taxes based upon the receipt of rent, and any other federal, state or local governmental charge, general, special, ordinary or extraordinary, including, without limitation, the Texas margin tax, which may now or hereafter be levied, assessed or imposed.

(2)

Services. During the Lease Term, Landlord shall furnish to Tenant: (i) water (hot and cold) at those points of supply provided for general use of tenants of the Building; (ii) heated and refrigerated air conditioning as appropriate, at such times as Landlord normally furnishes these services to all tenants of the Building, and at such temperatures and in such amounts as are reasonably considered by Landlord to be standard, but keeping with the standards maintained at Class A buildings comparable to the Building and located in the submarket in which the Building is located; (iii) janitorial service (including trash removal) to the Premises on Business Days other than Holidays for Building-standard installations (Landlord reserves the right to bill Tenant separately for above Building standard janitorial service required for non-standard installations) and such window washing as may from time to time in Landlord’s judgment be reasonably required, but in each of the foregoing instances, keeping with the standards maintained at Class A buildings comparable to the Building and located in the submarket in which the Building is located and in accordance with Exhibit F attached hereto; (iv) elevators for ingress and egress to the floor on which the Premises are located, in common with other tenants, provided that Landlord may reasonably limit the number of elevators to be in operation at times other than during normal working hours and on Holidays; (v) replacement of Building-standard light bulbs and fluorescent tubes (but not incandescent light bulbs, nonstandard fixtures, or other lamps of Tenant); (vi) normal electrical current at all times, other than for equipment whose electrical energy consumption exceeds normal electrical usage (defined below); and (vii) parking per the terms of Section 1.18 hereof. Except as otherwise set forth herein, failure by Landlord to any extent to make available, or any slowdown, stoppage or interruption of these services shall not render Landlord liable in any respect for damage to either person, property or business, nor be construed an eviction of Tenant or work an abatement or offset of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. Should any equipment or machinery furnished by Landlord breakdown or for any cause cease to function properly, Landlord shall use reasonable diligence to repair same promptly, but except as otherwise specifically set forth herein, Tenant shall have no claim for abatement of Rent or damages on account of any interruption in service occasioned thereby or resulting therefrom. Landlord shall pay for expenses of maintenance and operation of healing and air conditioning equipment. In the event Tenant requests, Landlord shall provide any of the foregoing services or any other services to Tenant at times other than as set forth above, or outside normal working hours (any time other than 7:00 a.m. to 7:00 p.m. Monday through Friday and 7:00 a.m. to 12:00 p.m. Saturday, specifically excluding Sundays and Holidays), as applicable, and Landlord shall have the right to bill Tenant and Tenant agrees to pay for such additional services. As of the Commencement Date of this Lease, the current charge for after-hours HVAC is $60.00 per hour per air handler. The Premises is serviced by two (2) air handlers; provided, however, Tenant may elect to run just one air handler. Landlord reserves the right to change the after-hours HVAC hourly charge from time to time (which rate must be no more than the rate payable by a majority of other tenants in the Building at that time). For purposes of this Lease provision, “Holidays” shall include New Year’s Day, Memorial Day, July 4th, Labor Day, Thanksgiving, Christmas and any such other holidays as determined by Landlord and applied to all tenants of the Building. Landlord shall also have the right to require a separate meter, to meter Tenant’s equipment within the Premises, if any, utilizing electricity exceeding normal electrical usage. Following installation of said electrical meter, Tenant agrees to pay Landlord for Landlord’s actual cost of such electricity within thirty (30) days following Tenant’s receipt of an invoice from Landlord. Tenant will not install or operate in the Premises any electrically operated equipment or machinery that operates on greater than 220 volt power or exceeds normal electrical usage without first obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed. Landlord may condition such consent upon the payment by Tenant of additional rent in compensation for the excess consumption of electricity, as set forth above, and for the cost of any additional wiring or apparatus that may be occasioned by the operation of such equipment or machinery. Tenant shall not install any equipment of any type or nature that will or may necessitate any changes, replacements or additions to, or in the use of, the Building mechanical, electrical or plumbing systems serving the Premises or the Building, without first obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed. Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenant in the Building shall be installed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to reduce such noise and vibration to a level reasonably satisfactory to Landlord. It is understood and agreed that “normal electrical usage” includes the use, for normal general office purposes, of copying machines, personal or desk-top computers and other standard office equipment, including a computer network and related sewer system. In the event that Tenant’s connected loads for low electrical consumption (120/208 volts) are in excess of an average of six (6) watts per square foot of usable area of the Premises and/or Tenant’s connected loads for high electrical consumption (277/480 volts) are in excess of an average of two (2) watts per square foot of usable area of the Premises, and Landlord agrees to provide such additional load capacities to Tenant (such agreement of Landlord not to be unreasonably withheld, conditioned or delayed), then Landlord shall install and maintain, at Tenant’s reasonable expense, electrical wiring, risers, transformers, electrical panels, and other items required by Landlord, in Landlord’s reasonable discretion, to accommodate Tenant’s design loads and capacities that exceed said loads. If Tenant shall consume electrical current in excess of six (6) kilowatt hours per usable square foot of the Premises per month, Tenant shall pay to Landlord the actual costs to Landlord to provide such additional consumption as additional Rent. To the extent Landlord reasonably believes Tenant is consuming electrical current in excess of that which is described in the preceding sentence, Landlord may determine the amount of such additional consumption by a separate meter in the Premises installed, maintained, and read by Landlord at Tenant’s reasonable expense

(3)

Landlord shall be responsible for the following: (a) trash removal subject to Paragraph 7; (b) landscaping; (c) all labor costs and supply costs involved in the operation of the Building; (d) all other services of any kind and nature which Landlord determines may be used in or upon the Premises (except as provided for elsewhere in this Lease); (e) management and administrative fees paid for the management and administration of the Building, not to exceed three and one-half percent (3.5%) of the gross revenue from the Building; (f) and the repair, maintenance and replacement of the Building and improvements as follows: (i) the roof; (ii) all structural interior and exterior components of the Building and improvements; (iii) parking lot, (iv) sidewalks, alleys and any and all access drives, including the removal of snow and ice therefrom; (v) heating and air conditioning equipment, lines and fixtures to the extent in Landlord’s control; (vi) plumbing equipment, lines and fixtures, including, to the extent in Landlord’s control, but not limited to fire sprinkler and fire control systems; (vii) electrical equipment, lines and fixtures; (viii) all ingress-egress doors to the Building; (ix) exterior plate glass; (x) all utility lines and services to the extent in Landlord’s control; (xi) mechanical equipment, including elevator equipment, lines and fixtures; (xii) preventative maintenance to the heating and air conditioning equipment, lines and fixtures; (xiii) janitorial service to the Building, including the Premises. Landlord reserves the right to bill Tenant separately for extra janitorial service required for non-standard installations as may from time to time in Landlord’s judgment be reasonably required.

(4)	[Intentionally Omitted].

(5)	[Intentionally Omitted]

(6)

Notwithstanding anything to the contrary contained herein, Tenant will keep, maintain and preserve the Premises in good condition and repair. When and if needed, at Tenant’s sole cost and expense, the Landlord will make all interior repairs and replacements including but not limited to interior walls, doors and windows, floors, floor coverings, light bulbs, plumbing fixtures, and electrical fixtures. Subject to the terms and provisions of Section 9.D, Tenant will also reimburse to Landlord, at Tenant’s sole cost and expense, reasonable costs to repair or replace any broken windows and/or damage to the Building or Premises caused by the negligence of Tenant or its employees, agents, guests or invitees during the Lease Term hereof. The above repairs, replacements, and/or services must be performed by an approved contractor of the Landlord, such approval not to be unreasonably withheld, conditioned or delayed. Tenant will comply with all ordinances of the City of Houston, rules and regulations of the Board of Health and the laws of the State of Texas, and any laws, rules or regulations of any governmental authority required of either the Landlord or Tenant relative to the repair, maintenance and replacement in the Premises.

(7)

The term “Operating Expenses” shall include all costs of managing, insuring, repairing, replacing, and operating the Building and associated common areas (including, without limitation, landscaped areas, parking areas, hallways, lobbies, and common restrooms). Operating Expenses include, without limitation, the costs associated with items (1) through (3) above. Operating Expenses shall not include: (1) Any ground lease rental; (2) Costs incurred by Landlord for the repair of damage to the Building, to the extent that Landlord is reimbursed by insurance proceeds, and insurance deductibles in excess of $100,000 per occurrence; (3) Costs, including permit, license and inspection costs, incurred with respect to the installation of tenant or other occupants’ improvements in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant leasable space for tenants or other occupants of the Building (4) Depreciation and similar non-cash expenses; (5) Marketing costs including, without limitation, leasing commissions, attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building; (6) Expenses in connection with services or other benefits which are not available to Tenant or do not generally benefit the Building or Common Areas; (6.1) expenses for services that are an additional charge to Tenant, but available to other tenants at no additional charge; (7) Costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building, or costs (including in connection therewith all attorneys’ fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims litigation or arbitrations pertaining to Landlord and/or the Building (8) Overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Building to the extent the same materially exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis; (9) Interest, principal, points and fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Building (10) Landlord’s general corporate overhead and general and administrative expenses; (11) Costs arising from the negligence of Landlord or its agents, employees, or contractors; (12) Costs arising from Landlord’s charitable or political contributions; (13) Costs arising from correcting latent construction defects in the workmanship or materials of the base, shell or core of the Building; (14) Costs for sculpture, paintings or other objects of fine art (seasonal decorations and flowers are allowable Operating Expenses); (15) Costs associated with the operation of the business of the partnership or entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any Landlord’s interest in the Building; (16) Costs incurred in removing and storing the property of former tenants or occupants of the Building (17) Replacement reserves, and reserves for bad debts or lost rent or any similar charge not involving the payment of money to third parties; (18) The entertainment expenses and travel expenses of Landlord, its employees, agents, partners and affiliates; (19) Any costs incurred for remediating hazardous materials; (20) costs for capital new capital improvements (as opposed to repairs or replacements that may be capital), other than (i) as necessitated to comply with any applicable law for which compliance was not required as of the date of this Lease, or (ii) relating to improvements intended to save costs, but only to the extent of any actual costs savings (any capital costs shall be amortized over their useful lives with a commercially reasonable rate of interest); (21) salaries, benefits and related expenses of any employees above the grade of General Manger of the Building; and (22) costs of the operation of for profit commercial concessions in the Building.

(8)

If Landlord fails to provide any essential Building services specifically required to be provided by Landlord under the lease (i.e., water, electricity, sewer, elevator service, HVAC, restrooms, loss of life safety systems, failure of fire code compliance), and such interruption of service renders the Premises or any portion of the Premises for a period of three (3) consecutive business days following Landlord’s receipt of written notice from Tenant of such interruption of service, the Rent shall abate in proportion to the area of the Premises that is rendered untenantable. Such abatement period shall commence upon the expiration of said three (3) business day period. No such abatement shall be provided if such interruption of service is caused by the negligence or willful misconduct of Tenant, its agents, employees, contractors, subtenants, invitees or assignees or by an act of God, or by matters not within the control of Landlord (including without limitation the interruption of electrical service to the Building through no fault of Landlord). The Premises shall be considered untenantable if Tenant cannot reasonably be expected to use the Premises or portion thereof affected in the conduct of its normal business operations as a result of said interruption of service to the Premises. The abatement herein provided shall be Tenant’s sole and exclusive remedy for interruption of service. Landlord agrees to use its reasonable efforts to restore such services as soon as possible. Tenant agrees to fully cooperate with Landlord in remedying any such interruption of essential Building services. The terms and conditions of this Section shall not apply to situations contemplated under provisions of the Lease pertaining to condemnation, eminent domain, damage or destruction elsewhere described in the Lease. If the Premises or significant portion there remain untenantable for more than one hundred eighty (180) days, then Tenant may elect to terminate this Lease upon five (5) business days’ prior written notice to Landlord, and such termination shall be effective unless the Premises (or applicable portion thereof) is fully restored within said five (5) business day period.

6.	ADDITIONAL RENT.

Tenant shall pay its pro-rata share of Operating Expenses. Within sixty (60) days after the first day of each calendar year, or a reasonable period thereafter, Landlord shall furnish to Tenant an estimate of Tenant’s pro-rata share of reimbursable Operating Expenses for the ensuing calendar year. Tenant shall pay to Landlord 1/12th of said estimate at the same time and place as the Base Rent is to be paid pursuant to paragraph 3, above. Landlord will furnish a statement of the actual cost with respect to the reimbursable Operating Expenses no later than one hundred twenty (120) days following the calendar year-end including the year following the year in which the Lease terminates. In the event that Landlord is, for any reason, unable to furnish the accounting for the prior year within the time specified above, the Landlord will furnish such accounting as soon thereafter as practicable with the same force and effect as the statement would have had if delivered within the time specified above. Tenant will pay any deficiency to Landlord as shown by such statement within thirty (30) days after receipt of statement. If the total amount paid by Tenant during any calendar year exceeds the actual amount of its share of the reimbursable Operating Expenses due for such calendar year, the excess will be refunded by Landlord within thirty (30) days of the date of the statement. Landlord will keep books and records showing the reimbursable Operating Expenses in accordance with generally accepted accounting principles. Landlord’s right to be reimbursed for any particular Operating Expense shall be waived if an invoice therefor is not delivered to Tenant within two (2) years following the year in which such Operating Expense was incurred.

So long as Tenant is not then in default of any term or condition of this Lease beyond any applicable notice and cure period, Tenant shall have the right to conduct a Tenant’s Review, as hereinafter defined, at Tenant’s sole cost and expense (including, without limitation, photocopy and delivery charges), upon thirty (30) days’ prior written notice to Landlord. “Tenant’s Review” shall mean a review of Landlord’s books and records relating to (and only relating to) Operating Expenses payable by Tenant hereunder for the most recently completed calendar year as reflected on Landlord’s final year-end reconciliation of Operating Expenses (“Final Statement”). (Notwithstanding the foregoing, if the parties agree (or the Independent Review provides) that an error was found, Tenant may review the applicable line item(s) for the prior calendar year.) Tenant’s Review must be performed by either an employee of Tenant or by a Certified Public Accountant (“CPA”) or nationally or regionally recognized real estate professional with experience performing such audits for large tenants in similar Class A office buildings. Tenant must elect to perform a Tenant’s Review by written notice of such election received by Landlord within one hundred eighty (180) days following delivery to Tenant of the Final Statement for the most recently completed calendar year. In the event that Tenant fails to make such election in the required time and manner required or fails to diligently perform such Tenant’s Review to completion, then Landlord’s calculation of Operating Expenses shall be final and binding on Tenant. Tenant hereby acknowledges and agrees that even if it has elected to conduct a Tenant’s Review, Tenant shall nonetheless pay all Operating Expense payments to Landlord, subject to readjustment. Tenant further acknowledges that Landlord’s books and records relating to the Building may not be copied in any manner, are confidential, and may only be reviewed at a location reasonably designated by Landlord; but Landlord will make such records available within the metropolitan area in which the Premises is located. Tenant shall provide to Landlord a copy of Tenant’s Review as soon as reasonably possible after the date of such Review. If Tenant’s Review reflects a reimbursement owing to Tenant by Landlord, and if Landlord disagrees with Tenant’s Review, then Tenant and Landlord shall jointly appoint an auditor to conduct a review (“Independent Review”), which Independent Review shall be deemed binding and conclusive on both Landlord and Tenant. If the Independent Review results in a reimbursement owing to Tenant equal to five percent (5%) or more of the amounts reflected in the Final Statement, the costs of the Independent Review and Tenant’s Review shall be paid by Landlord, but otherwise Tenant shall pay the costs of Tenant’s Review and the Independent Review. Under no circumstances shall Tenant conduct a review of Landlord’s books and records whereby the auditor operates on a contingency fee or similar payment arrangement. Any such reviewer must sign a commercially reasonable non-disclosure, non-solicitation, and confidentiality agreement. Tenant agrees to use reasonable efforts to keep the results of its audit confidential, except for such disclosures to Tenant’s agents, employees, attorneys, accountants, financial advisors, officers, directors, members and contractors, and except for such disclosures as may be required by law, compelled by judicial process or which may be necessary to enforce the terms and provisions of this Lease. Any amount owed by Landlord pursuant to this paragraph shall be deducted from next accruing Rent, and if no Rent is then owing, Landlord shall remit such amounts to Tenant within thirty (30) days.

With respect to any calendar year or partial calendar year during the term of this lease in which the Building is not occupied to the extent of one hundred percent (100%) of the rentable area thereof, the Operating Expenses for such period which vary with occupancy shall, for the purposes hereof, be grossed up to the amount which would have been incurred had the Building been occupied to the extent of one hundred percent (100%) of the rentable area thereof.

7.	PARKING.

Tenant and its employees, agents and invitees shall have the non-exclusive right to use the Parking Spaces, subject to (1) such Rules and Regulations (as defined herein) as Landlord may promulgate from time to time and (2) rights of ingress and egress of other tenants and their employees, agents and invitees. Landlord shall be directly responsible to the Operator for the payment of any and all fees or charges hereunder, and Tenant shall be under no obligation to pay the Operator for said parking spaces. Tenant shall take reasonable measures to ensure that its employees, agents and invitees do not occupy more than the above referenced quantity of parking. Tenant shall only permit parking by its employees, agents or invitees of appropriate vehicles in appropriate designated parking areas. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties.

Except as otherwise specifically set forth herein, it is understood and agreed that no specific, reserved parking spaces, will be allocated for use by Tenant in the Adjacent Garage or Building Garage. With respect to the unreserved Parking Spaces, each user of the Adjacent Garage and Building Garage will have the right to park in any available parking space in accordance with regulations of uniform applicability promulgated by the Operator and Landlord. Notwithstanding anything herein to the contrary, but subject to the rights of Tenant set forth herein with respect to Tenant’s Parking Spaces, Landlord and the Operator hereby reserve the right from time to time to designate a reasonable portion of the Adjacent Garage or Building Garage to be used exclusively by visitors to the Building, other persons, entities, or tenants.

Tenant agrees that it and its employees shall observe the safety precautions in the use of the Adjacent Garage and Building Garage and shall at all times abide by all reasonable rules and regulations promulgated by the Operator and Landlord governing their use. In the event that the Operator and/or Landlord require that an identification or parking sticker must be displayed at all times in all cars parked in the Adjacent Garage and/or Building Garage, Landlord shall provide Tenant same, and any car not displaying such a sticker may be towed away at the car owner’s expense. In addition, Tenant’s use of the Adjacent Garage shall be subject to all applicable laws and regulations. There shall be no additional cost to Tenant for such identification or parking stickers.

Tenant may park in the Adjacent Garage without restrictions during the hours of 6:00 a.m. to 4:00 p.m., local time, Monday through Friday (exclusive of the “Parking Holidays” which are New Year’s Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, the day after Thanksgiving, and Christmas Day). The gates controlling access to the Building Garage shall be programmed so that entry may be made by use of an access device after 4:00 p.m., local time, Monday through Friday, Saturdays, Sundays, and the Parking Holidays by Tenant and its employees. At all other times, the gates controlling access to the Adjacent Garage will be open to the public. In addition, the gates controlling access shall be programmed so that entry cannot be made by use of an access device after 6:00 p.m., local time, Monday through Friday (or after 12:00 noon, local time, on Saturdays, Sundays, or on Parking Holidays), so that all vehicles entering the Adjacent Garage after 6:00 p.m., local time, Monday through Friday (or after 12:00 noon, local time, on Saturdays, Sundays, or on Parking Holidays) must take a ticket to gain access to the Adjacent Garage, and subsequently pay the standard charge or rate payable by patrons of the Adjacent Garage upon the exit from the Adjacent Garage. However, those persons entering the Adjacent Garage prior to 6:00 p.m., local time, Monday through Friday (or before 12:00 noon, local time, on Saturdays, Sundays, or on Parking Holidays) shall continue to be able to exit the Adjacent Garage after 6:00 p.m., local time, Monday through Friday (or after 12:00 noon, local time, on Saturdays, Sundays, or on Parking Holidays), by use of an access device and shall not be required to pay any fee to exit the Adjacent Garage. Subject to the remaining terms and provisions of this Section 7, the Operator reserves the right to close the Adjacent Garage during periods of unusually inclement weather or for repairs. When the Adjacent Garage is closed, monthly permit holders shall be afforded access to the Building Garage by means of a magnetic card or other procedure provided by Landlord.

In the event that Landlord fails to provide to Tenant all or a portion of the Parking Spaces required under this Lease for more than five (5) consecutive business days, Landlord must make reasonable alternative parking spaces available to Tenant. Alternative parking spaces will be deemed to be reasonable if they are in a three (3) block radius of the Building, or, on the condition that Landlord provides reasonable shuttle service, within a one and a half (1.5) mile radius of the Building. If Landlord fails to provide the Parking Spaces or reasonable alternative parking spaces for more than three (3) consecutive business days, Parking Rent shall thereafter abate on the applicable Parking Spaces. At any time during which Landlord is providing alternative parking, Tenant may terminate such alternative parking upon ten (10) business days prior written notice to Landlord if Tenant is able to contract directly with the then owner of the Adjacent Garage for such parking spaces. If Landlord thereafter is able to satisfy the parking requirements within the Adjacent Garage, Landlord shall notify Tenant in writing and if Tenant has contracted directly with the owner of the Adjacent Garage, Tenant will have thirty (30) days in which to once again lease the applicable Parking Spaces through Landlord. Subject to the casualty and condemnation provisions set forth in Sections 10 and 15 below, in the event that Landlord fails to provide more than twenty-five percent (25%) of the Parking Spaces to Tenant in the Building Garage or Adjacent Garage for more than one hundred eighty (180) days, Tenant may thereafter elect to terminate this Lease upon ten (10) business days’ prior written notice to Landlord and such termination shall be effective unless Landlord is able to satisfy such parking requirement before the expiration of such ten (10) business day period.

8.	HAZARDOUS WASTE.

The term “Hazardous Substances”, as used in this Lease shall mean pollutants, contaminants, toxic or hazardous wastes, or any other substances, the use and/or the removal of which is required or the use of which is restricted, prohibited or penalized by any “Environmental Law”, which term shall mean any federal, state or local law, ordinance or other statute of a governmental or quasi-governmental authority relating to pollution or protection of the environment. Tenant hereby agrees that (A) no activity will be conducted on the Premises that will produce any Hazardous Substance, except for such activities that are part of the ordinary course of Tenant’s business activities (the “Permitted Activities”) provided said Permitted Activities are conducted in accordance with all Environmental Laws and have been approved in advance in writing by Landlord; Tenant shall be responsible for obtaining any required permits and paying any fees and providing any testing required by any governmental agency; (B) the Premises will not be used in any manner for the storage of any Hazardous Substances except for the temporary storage of such materials that are used in the ordinary course of Tenant’s business (the “Permitted Materials”) provided such Permitted Materials are properly stored in a manner and location meeting all Environmental Laws and approved in advance in writing by Landlord, and except for cleaning and office supplies used in the ordinary course of Tenant’s business; Tenant shall be responsible for obtaining any required permits and paying any fees and providing any testing required by any governmental agency; (C) no portion of the Premises will be used as a landfill or a dump; (D) Tenant will not install any underground tanks of any type; (E) Tenant will not allow any surface or subsurface conditions to exist or come into existence that constitute, or with the passage of time may constitute a public or private nuisance; (F) Tenant will not permit any Hazardous Substances to be brought onto the Premises, except for the Permitted Materials described above, and if so brought or found located thereon, the same shall be immediately removed, with proper disposal, and all required cleanup procedures shall be diligently undertaken pursuant to all Environmental Laws. In connection with a suspected breach of Tenant’s obligations under this Section 8, upon reasonable advance written notice to Tenant, and so long as Tenant’s operations are not unreasonably disturbed, Landlord or Landlord’s representative shall have the right but not the obligation to enter the Premises for the purpose of inspecting the storage, use and disposal of Permitted Materials to ensure compliance with all Environmental Laws. Should it be determined, in Landlord’s reasonable opinion, that said Permitted Materials are being improperly stored, used, or disposed of, then Tenant shall immediately take such corrective action as requested by Landlord. Should Tenant fail to take such corrective action within 24 hours, Landlord shall have the right to perform such work and Tenant shall promptly reimburse Landlord for any and all costs associated with said work. If at any time during or after the Lease Term, the Premises are found to be so contaminated or subject to said conditions as a direct result of Tenant’s use of the Premises, Tenant shall diligently institute proper and thorough cleanup procedures at Tenant’s sole cost.

During the Lease Term, Tenant shall promptly provide Landlord with copies of all summons, citations, directives, information inquiries or requests, notices of potential responsibility, notices of violation or deficiency, orders or decrees, claims, complaints, investigations, judgments, letters, notice of environmental liens, and other communications, written or oral, actual or threatened, from the United States Environmental Protection Agency, Occupational Safety and Health Administration, the Texas Commission on Environmental Quality or other federal, state or local agency or authority, or any other entity or individual, concerning (i) any Hazardous Substance and the Premises; (ii) the imposition of any lien on the Premises; or (iii) any alleged violation of or responsibility under any Environmental Law.

9.	INSURANCE.

(A)	INSURANCE BY LANDLORD.

Landlord shall, during the Lease Term, procure and keep in force at least the following insurance (and the reasonable cost of all of Landlord’s insurance will be deemed to be an Operating Expense):

(1)

PROPERTY INSURANCE. “All Risk” property insurance for the full replacement cost of the Building, including, without limitation, coverage for earthquake and flood; and machinery (if applicable); sprinkler damage; vandalism; malicious mischief. Such Insurance shall not cover Tenant’s equipment, trade fixtures, inventory, fixtures or personal property located on or in the Premises;

(2)

LIABILITY INSURANCE. Commercial general liability (lessor’s risk) insurance against any and all claims for bodily injury, death or property damage occurring in or about the Building or the Land. Such insurance shall have a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence per location with a Two Million Dollar ($2,000,000) aggregate limit; and

(3)

OTHER. Such other insurance as Landlord deems necessary and prudent, provided such insurance is consistent with that being maintained by owners of buildings comparable to the Building in the relevant submarket.

(B)	INSURANCE BY TENANT.

Tenant shall, during the Lease Term, procure and keep in force the following insurance:

(1)

TENANTS LIABILITY INSURANCE. Commercial general liability insurance providing Landlord, Landlord’s property management company and Landlord’s lender with additional insured status against any and all claims for bodily injury and property damage occurring in, or about the Premises arising out of Tenant’s use and occupancy of the Premises. Such insurance shall have a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence with a Two Million Dollar ($2,000,000) aggregate limit and excess umbrella liability insurance in the amount of Three Million Dollars ($3,000,000). Such liability insurance shall be primary and not contributing to any insurance available to Landlord and Landlord’s insurance shall be in excess thereto. In no event shall the limits of such insurance be considered as limiting the liability of Tenant under this lease.

(2)

TENANT’S PROPERTY INSURANCE. Personal property insuring all equipment, trade fixtures, inventory, fixtures, and personal property owned by Tenant located on or in the Premises for perils covered by the causes of loss—special form (all risk) and in addition, coverage for wind (if applicable). Such insurance shall be written on a replacement cost basis in an amount equal to one hundred percent (100%) of the full replacement value of the aggregate of the foregoing.

(3)	BUSINESS INTERRUPTION INSURANCE. Tenant hereby releases Landlord from all claims that could be covered by a commercially reasonable policy of business interruption and extra expense insurance.

(4)

WORKERS’ COMPENSATION/EMPLOYERS LIABILITY INSURANCE. Workers’ compensation insurance in accordance with statutory law and employers’ liability insurance with a limit of not less than $1,000,000 per accident, $1,000,000 disease, policy limit and $1,000,000 disease limit each employee.

(5)

INCREASE IN COVERAGE. Following the initial term of the this Lease and thereafter not more than once during any three (3) year period, Landlord may, by notice to Tenant, require an increase in policy limits or require that Tenant carry other forms of insurance; provided that the same are commercially reasonable and in keeping with the insurance requirements of owners of similar properties in the applicable submarket in which the Premises is located.

(6)

GENERAL REQUIREMENTS. The policies required to be maintained by Tenant shall be with companies rated A- VII or better by A.M. Best. Insurers shall be licensed to do business in the state in which the Premises are located and domiciled in the USA. Any deductible amounts under any insurance policies required hereunder shall not exceed $10,000, or such greater amount that Tenant reasonably requests provided that Tenant has a tangible net worth (i.e., total assets of Tenant minus total liabilities of Tenant) greater than $10,000,000 as evidenced by financial statements provided to Landlord. Certificates of insurance shall be delivered to Landlord upon execution of this Lease and annually thereafter prior to the policy expiration date. Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket policy affords coverage to the Premises and to Landlord as required by this Lease.

(7)

FAILURE TO MAINTAIN. In the event Tenant does not purchase the insurance required by this lease or keep the same in full force and effect, Landlord may following not less than two (2) business days written notice to Tenant, but shall not be obligated to, purchase the necessary insurance and pay the premium to the extent Tenant fails to provide reasonable evidence of Tenant procuring such insurance within said two (2) business day period. The Tenant shall repay to Landlord, as additional rent, the reasonable amount so paid promptly upon demand.

(C)	INTENTIONALLY OMITTED

(D)	WAIVER OF SUBROGATION.

Landlord and Tenant hereby mutually waive their respective rights of recovery against each other for any loss of, or damage to, either parties’ property. Each party shall obtain any special endorsements, if required by its insurer whereby the insurer waives its rights of subrogation against the other party.

10.	DAMAGE OR RESTORATION.

If, prior to or during the Lease Term, or any extension thereof, the Premises or the building of which the Premises may be a part, shall be so damaged or destroyed by fire or other casualty so as to render them untenantable for the purposes set forth in Paragraph 4 hereof, then Landlord, at its sole option, shall have the right to cancel and terminate this Lease. If not terminated, then Landlord shall repair and restore the Premises with all reasonable speed to substantially the same condition as immediately prior to such damage or destruction, and the Rent or a just and proportionate part thereof, according to Tenant’s ability to utilize the Premises in its damaged condition, shall be abated until the Premises shall have been repaired and restored by Landlord. But if the Premises shall be so lightly damaged by fire or other casualty as not to be rendered untenantable, then Landlord agrees to repair the Premises with reasonable promptness and the rent accrued and accruing, shall not cease. “Untenantable” Premises shall be such as to not allow Tenant to transact and effectuate its operations in the ordinary course of business. All amounts under this Lease shall abate in proportion to the portion of the Premises then rendered untenantable.

If Landlord estimates that the Premises will remain untenantable for in excess of one hundred eighty (180) days, then Tenant may elect to terminate this Lease by written notice delivered to Landlord within thirty (30) days following Landlord’s delivery to Tenant of the estimated duration that the Premises will remain untenantable.

If Landlord estimated the duration that the Premises would remain untenantable at one hundred eighty (180) days or less, and following one hundred eighty (180) days’ from the date of casualty the Premises remains untenantable, then Tenant may thereafter terminate this Lease upon ten (10) business days’ prior written notice to Landlord (and such termination shall be effective unless Landlord delivers the Premises in the required condition within said ten (10) business day period).

If Landlord estimated the duration that the Premises would remain untenantable at more than one hundred eighty (180) days (but neither party elected to terminate this Lease), and the Premises remains untenantable for more than thirty (30) days following the estimated completion date (subject to extension for force majeure and delays caused by Tenant), then Tenant may thereafter terminate this Lease upon ten (10) business days’ prior written notice to Landlord (and such termination shall be effective unless Landlord delivers the Premises in the required condition within said ten (10) business day period).

If there is a casualty during the last twelve (12) months of the Term (as may be extended), and if due to such casualty Landlord estimates that the Premises shall remain untenantable for in excess of thirty (30) days, then Tenant may elect to terminate this Lease by written notice delivered to Landlord within ten (10) business days following Landlord’s delivery to Tenant of the estimated duration that the Premises will remain untenantable.

11.	INDEMNIFICATION.

(A)

Release. To the extent not expressly prohibited by law, and except to the extent caused by the negligence or willful misconduct of Landlord or its agents, contractors or employees, or arises out of or in connection with a breach by Landlord of its obligations hereunder, Tenant releases Landlord, its beneficiaries, mortgagees, stockholders, agents (including, without limitation, management agents), partners, officers, servants and employees, and their respective agents, partners, officers, servants and employees (“Related Parties”), from and waives all claims for damages to person or property sustained by Tenant or by any occupant of the Premises or the Building, or by any other person, resulting directly or indirectly from fire or other casualty, any existing or future condition, defect, matter or thing in the Premises, the Building or any part thereof, or from any equipment or appurtenance therein, or from any accident in or about the Building.

(B)

Tenant’s Indemnification. To the extent not expressly prohibited by law, and subject to the terms and provisions of Section 9.D, Tenant agrees to hold harmless, defend and indemnify Landlord and Landlord’s Related Parties from and against claims and liabilities, including reasonable attorneys’ fees, (i) for injuries to all persons and damage to or theft or misappropriation or loss of property occurring in or about the Premises arising from Tenant’s occupancy of the Premises or the conduct of its business, or from activity, work, or thing done, permitted or suffered by Tenant, its employees, agents, guests or invitees in or about the Premises and the Building, or (ii) due to any other act or omission of Tenant, its agents, employees, guests or invitees. In the event any action or proceeding is brought against Landlord or Landlord’s Related Parties by reason of any such claims, then, upon notice from Landlord, Tenant covenants to defend such action or proceeding by counsel reasonably satisfactory to Landlord or appointed by Tenant’s insurance company.

(C)

Tenant’s Fault. Subject to the terms and provisions of Section 9.D, if any damage to the Building or any equipment or appurtenance therein, whether belonging to Landlord or to other tenants in the Building, results from any act or neglect of Tenant, its agents, employees, guests or invitees, Tenant shall be liable therefor and Landlord may, at Landlord’s option repair such damage, and Tenant shall, upon demand by Landlord, reimburse Landlord the total reasonable cost of such repairs and damages to the Building. If Landlord elects not to repair such damage, Tenant shall promptly repair such damages at its own cost and in accordance with the provisions of this Lease.

(D)

Landlord’s Indemnification. Subject to applicable waivers of subrogation, releases by Tenant, and limitations on Landlord’s liability, Landlord agrees to indemnify, defend and hold Tenant and its officers, directors, partners and employees harmless from and against all liabilities, losses, demands, actions, expenses or claims, including attorneys’ fees and court costs but excluding consequential damages, for injury to or death of any person or for damage to any property to the extent such are determined to be caused by the negligence or willful misconduct of Landlord, its agents, employees, or contractors in or about the Premises or Building. None of the events or conditions set forth in this paragraph shall be deemed a constructive or actual eviction or entitle Tenant to any abatement or reduction of Rent.

(E)

Limitation on Landlord’s Liability. Tenant agrees that in the event Tenant shall have any claim against Landlord or Landlord’s Related Parties under this Lease arising out of the subject matter of this Lease, Tenant’s sole recourse shall be against Landlord’s interest in the Building in which the Premises is located, and/or the proceeds of Landlord’s insurance, for the satisfaction of any claim, judgment or decree requiring the payment of money by Landlord or Landlord’s Related Parties as a result of a breach hereof or otherwise in connection with this Lease, and no other property or assets of Landlord, Landlord’s Related Parties or their successors or assigns, shall be subject to the levy, execution or other enforcement procedure for the satisfaction of any such claim, judgment, injunction or decree.

12.	ASSIGNMENT AND SUBLETTING.

(A)

LANDLORD’S CONSENT. Except as expressly permitted herein, Tenant shall not sell, assign, encumber, mortgage or transfer this Lease or any interest therein, sublet or permit the occupancy or use by others of the Premises or any part thereof, or allow any transfer hereof of any lien upon Tenant’s interest by operation of law or otherwise (collectively, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting Landlord’s right to withhold such consent, the withholding of such consent may be based upon, but not limited to, the following:

(i) In the reasonable judgment of Landlord, the subtenant or assignee (A) is, of a character or engaged in a business or proposes to use the Premises in a manner which is not in keeping with the standards of Landlord for the Building or (B) has an unfavorable reputation or credit standing;

(ii) Either the area of the Premises to be sublet or the remaining area of the Premises is not regular in shape with appropriate means of ingress or egress suitable for normal renting purposes;

(iii) Tenant is in default under this Lease beyond the expiration of any notice and cure periods;

(iv) The proposed assignee or subtenant or any person or entity which directly or indirectly controls, is controlled by or is under common control with the proposed assignee or subtenant, is then an occupant or tenant of any other space in the Building and Landlord has competing space available;

(v) The proposed subtenant or assignee is a person or entity with whom Landlord is then negotiating to lease space in the Building; or

(vi) The proposed assignment or sublease instrument does not have the substance or form which is reasonably acceptable to Landlord.

Any Transfer which is not in compliance with the provisions of this Article shall, at the option of Landlord, be void and of no force or effect.

(B)

NOTICE TO LANDLORD. Tenant shall provide written notice of the proposed assignee, sublessee or transferee, as applicable, which notice shall provide Landlord with (i) the name and address of the proposed subtenant, assignee, pledgee, mortgagee or transferee, (ii) a reasonably detailed description of such person or entity’s business, (iii) detailed financial references for such person or entity, (iv) a true and complete copy of the proposed sublease, assignment, pledge, mortgage or other conveyance and all related documentation, and (v) such other information as Landlord may reasonably require.

(C)

LANDLORD’S RIGHT OF RECAPTURE. This subsection (C) shall not apply to Permitted Transfers. Tenant shall, by written notice in the form specified in the following sentence, advise Landlord of Tenant’s intent on a stated date to Transfer any part or all of the Premises or its interest therein for the balance or any part of the Term, and, in such event, Landlord shall have the right, to be exercised by giving written notice to Tenant within ten (10) business days after receipt of Tenant’s notice, to recapture the space described in Tenant’s notice and such recapture notice shall, if given, cancel and terminate this Lease with respect to the space therein described as of the date stated in Tenant’s notice. If Tenant’s notice shall cover all of the space hereby demised, and Landlord shall elect to give the aforesaid recapture notice with respect thereto, then the Term shall expire and end on the date stated in Tenant’s notice as fully and completely as if that date had been herein definitely fixed for the expiration of the Term. If, however, this Lease is terminated pursuant to the foregoing with respect to less than the entire Premises, the Base Rent and additional Rent then in effect shall be adjusted on the basis of the number of rentable square feet retained by Tenant in proportion to the original rentable area of the Premises, and this Lease as so amended shall continue thereafter in full force and effect. If Landlord, upon receiving Tenant’s notice that it intends to sublet or assign any such space, shall not exercise its right to recapture the space described in Tenant’s notice, Landlord will, as hereinabove provided, determine whether to approve Tenant’s request to sublet or assign the space covered by its notice. In the event that Landlord exercises its recapture rights under this paragraph, Tenant may retract its request for consent to transfer by written notice to Landlord within ten (10) business days following Landlord’s delivery of its recapture notice, thus voiding such recapture by Landlord and such transfer by Tenant.

(D)

EXCESS RENT. If Tenant shall sublet Premises or any part thereof or assign any interest in this Lease at a rental rate in excess of the then current Base Rent and Operating Expenses and Taxes per rentable square foot, fifty percent (50%) of said excess Rent shall be and become the property of Landlord and shall be paid to Landlord as it is received by Tenant (after deducting Tenant’s reasonable costs of such transaction, including, without limitation, brokerage commissions, (excluding commissions paid to brokers who are Tenant’s affiliates), legal fees, expenses of alterations and improvements and other expenses (“Tenant’s Costs”) incurred in connection with such assignment or, in the case of a sublease, less the monthly pro rata share of such Tenant’s Costs as determined by dividing such Tenant’s Costs by the number of months in the term of such sublease). Nothing in this Section shall be construed to relieve Tenant from the obligation to obtain Landlord’s prior written consent to any proposed sublease, except as otherwise specifically set forth herein.

(E)

INCLUDED AND EXCLUDED TRANSFERS. Except as otherwise set forth herein, any dissolution, merger, consolidation or other reorganization, or the sale, transfer or redemption of a controlling interest of the ownership interests of the entity that is Tenant, in one or more transactions, shall be deemed a voluntary assignment of this Lease and subject to the provisions of this Article. Neither this Lease nor any interest therein nor any estate created thereby shall pass by operation of law or otherwise to any trustee, custodian or receiver in bankruptcy of Tenant or any assignee for the assignment of the benefit of creditors of Tenant. Notwithstanding any provision of this Lease to the contrary, provided that Tenant remains liable on this Lease, provides Landlord with prior written notice and names of the applicable transferee, Tenant is not then in default beyond applicable notice and/or cure periods, and all other terms and conditions of this Section are satisfied (to the extent applicable), then the following transfers will not require Landlord’s prior consent (each, a “Permitted Transfer”):

(i) a Transfer to an Affiliate;

(ii) a Transfer to any entity which merges with Tenant or purchases substantially all of Tenant’s assets, provided that such transferee or surviving corporation has a net worth at least as favorable as Tenant; or

(iii) a Transfer (which may be comprised of an issuance) of ownership interests in Tenant over a nationally-recognized stock exchange.

As used herein, (a) the term “Affiliate” means any person or entity controlled by, under common control with, or which controls, the affiliated entity or any entity in which the affiliated entity owns at least a fifty percent (50%) beneficial ownership interest, and (b) the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the entity referred to, whether through ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controls” have meanings correlative to the foregoing.

(F)

(F) NO WAIVER. The consent by Landlord to any Transfer shall not be construed as a waiver or release of Tenant from liability for the performance of all covenants and obligations to be performed by Tenant under this Lease, and Tenant shall remain liable therefor, nor shall the collection or acceptance of Rent from any assignee, subtenant or occupant constitute a waiver or release of Tenant from any of its obligations or liabilities under this Lease. Any consent given pursuant to this Article shall not be construed as relieving Tenant from the obligation of obtaining Landlord’s prior written consent to any subsequent assignment or subletting, except as otherwise specifically set forth herein.

(G)

DOCUMENT REVIEW. Tenant shall pay to Landlord a transfer request fee of $500.00 contemporaneously with Tenant’s request for approval, to the extent such approval of Landlord is required, of an assignment, subletting or transfer required above. All documents utilized by Tenant to evidence any subletting or assignment for which Landlord’s consent has been requested, shall be subject to prior approval by Landlord or its attorney, which approval shall not be unreasonably withheld, conditioned or delayed.

(H)

OPTIONS. Tenant acknowledges and agrees that any and all options granted under this Lease, if any (including, without limitation, options regarding termination, renewal, extension, expansion, offer and/or refusal), shall be deemed to be personal to Tenant and if Tenant subleases, assigns or otherwise transfers any interest hereunder prior to the exercise of such option, such option shall lapse and be of no further force or effect; provided, however, the terms of this Section 12.H shall not apply to a Permitted Transfer.

(I)

LANDLORD’S ASSIGNMENT. Landlord may transfer and assign, in whole or in part, its rights and obligations under this Lease, in which case Landlord shall have no further liability hereunder, provided that such transferee assumed the obligations of Landlord under this Lease.

13.	CARE OF PREMISES.

Tenant further covenants and agrees that during the Lease Term, subject to Landlord’s obligations to repair and maintain the Building, it will keep the interior of the Premises in good condition and repair, ordinary wear and tear, and damage by casualty, excepted, and in compliance with applicable law.

14.	ALTERATION BY TENANT.

(A)

Tenant is hereby given the right, at its sole cost and expense, at any time during the Lease Term, to make any alterations or improvements to the interior of the Premises which Tenant may deem necessary or desirable for its purposes; provided, however, that no alterations or improvements shall be made without the written approval of the Landlord (and Landlord shall not unreasonably withhold, condition or delay any consent to improvements, unless such improvements materially affect any areas outside of the Premises, any structural elements of the Building, or any of the Building’s mechanical, electrical or plumbing systems) and all work shall be performed by Landlord (at Tenant’s election) or by contractors and subcontractors approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and meet Landlord’s and Landlord’s insurance carriers’ specifications and requirements. Promptly after the completion of alterations or improvements that alter the floor plan of the Premises, Tenant, at its expense, shall deliver to Landlord an accurate as-built drawing on CADD computer disc showing such alterations or improvements in the Premises. Landlord’s approval of any plans, specifications or work drawings shall create no responsibility or liability on the part of the Landlord for their completeness, design sufficiency or compliance with any laws, rules and regulations of governmental agencies or authorities.

Notwithstanding the foregoing, Landlord’s consent shall not be required for paint, carpet or any alteration to the interior of the Premises that complies with the following requirements: (a) is non-structural in nature; (b) does not affect the roof or any area outside of the Premises; (c) does not materially affect the electrical, plumbing, HVAC or mechanical systems in the Building or servicing the Premises, or the sprinkler or other life safety system; (d) costs less than $50,000.00 for each such alteration project in the aggregate; (e) Landlord receives five (5) business days’ prior written notice (and entry of workers is coordinated with management); (0 Tenant is not then in default; (g) Landlord’s insurance requirements are satisfied; and (h) Landlord receives “as built” plans, if applicable.

(B)

All work herein permitted shall be done and completed by Tenant in a good and workmanlike manner and in compliance with all requirements of law and of governmental rules and regulations and in such manner as to avoid unreasonable interference with other construction in progress and with the transaction of business in the Building. TENANT AGREES TO INDEMNIFY THE LANDLORD AGAINST ALL MECHANICS’ OR OTHER LIENS ARISING OUT OF ANY OF SUCH WORK, AND ALSO AGAINST ANY AND ALL CLAIMS FOR DAMAGES OR INJURY ARISING OUT OF ANY OF SUCH WORK. The Landlord agrees to join with Tenant in applying for all permits necessary to be secured from governmental authorities and to promptly execute such consents as such authorities may require in connection with any of the foregoing work.

(C)

So long as Landlord notifies Tenant in writing at the time Landlord approves of Tenant’s proposed alterations, improvements or additions, Landlord may require that Tenant remove any or all said alterations, improvements or additions at the expiration of the Lease Term, and restore the Premises to their prior condition. Unless Landlord requires their removal, as set forth in the preceding sentence, all alterations, additions and improvements which may be made on the Premises, shall become the property of Landlord and remain upon and be surrendered with the Premises at the expiration of the Lease Term. Tenant shall repair any damage to the Premises caused by the installation or removal of Tenant’s trade fixtures, furnishings and equipment. Without limitation to the generality of the foregoing, at all times during the term of this Lease, Tenant shall ensure that all wiring and cabling that it installs within the Premises or Building complies with all provisions of local fire and safety codes, as well as with the National Electric Code. Further, upon the expiration or sooner termination of the Term, Tenant shall remove all wiring and cabling within the Premises and the Building (including the plenums, risers and rooftop) placed there by or at the direction of Tenant, unless excused in writing by Landlord.

15.	CONDEMNATION.

(A)

If the Premises shall be wholly taken by exercise of right of eminent domain, then this Lease shall terminate from the day the possession of the whole of the Premises shall be required under the exercise of such power of eminent domain. Any award for the taking of all or part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of the Landlord. Tenant reserves such separate rights as it may have against the condemning authority to claim damages for loss of its personal property, trade fixtures and the cost of removal and relocation expenses.

(B)

If such part of the Building shall be condemned so as to substantially and materially hamper the operation of Tenant’s business, as reasonably determined by Tenant, Tenant shall have the right to terminate this Lease by delivering written notice to Landlord. If such part of the Building shall be condemned, but the operation of Tenant’s business is not substantially or materially hampered, as determined by Tenant, then the Rent payable hereunder shall be reduced in the proportion that the remaining area of the Premises bears to the original area of the entire Premises leased hereunder. If the parties are unable to agree upon the amount of the reduction in rent within seven (7) days from the date Tenant’s business is substantially and materially hampered, then it shall be arrived at by arbitration, each party to select an arbitrator and if the two arbitrators are unable to agree they shall select a third arbitrator and the three arbitrators so selected shall determine the amount of such reasonable reduction. It is agreed that the findings of the arbitrators shall be binding upon the parties.

16.	SUBORDINATION.

Landlord represents and warrants to Tenant that the Building is not currently subject to a mortgage, deed of trust or similar encumbrance. Tenant shall, upon the written request of Landlord, agree to the subordination of this Lease and the lien hereof to the lien of any present or future mortgage upon the Premises irrespective of the time of execution or the time of recording of any such mortgage. In the event of subordination of this Lease, Landlord will use reasonable efforts to obtain from the holder of any such mortgage, a written agreement with Tenant to the effect that (A) in the event of a foreclosure or other action taken under the mortgage by the holder thereof, this Lease and the rights of Tenant hereunder shall not be disturbed but shall continue in full force and effect so long as Tenant shall not be in default hereunder beyond any applicable notice and cure periods; and (B) such holder will agree that in the event it or any successor assign shall be in possession of the Premises, that so long as Tenant shall observe and perform all of the obligations of Tenant to be performed pursuant to this Lease, such Mortgagee will perform all obligations of Landlord required to be performed under this Lease. The word “Mortgage” as used herein includes mortgages, deeds of trust and any sale-leaseback transactions, or other similar instruments, and modifications, extensions, renewals, and replacements thereof, and any and all advances thereunder.

17.	ACCESS TO PREMISES.

Subject to providing Tenant reasonable prior written notice, and so long as Tenant’s use of the Premises is not unreasonably disturbed, Landlord and its authorized agents shall have free access to said Premises at any and all reasonable times to inspect the same and for the purposes pertaining to the rights of the Landlord set forth in this Lease.

18.	RULES AND REGULATIONS.

Tenant agrees to comply with the rules and regulations concerning the use and enjoyment of the Premises, as set forth on Exhibit “B”. Among other things, the rules and regulations specifically prohibit outdoor storage.

19.	COVENANTS OF RIGHT TO LEASE, QUIET ENJOYMENT.

Landlord covenants that it has good and sufficient right to enter into this Lease and that they alone have full right to lease the Premises for the Lease Term aforesaid. Landlord further covenants that upon performing the terms and obligations of Tenant under this Lease, Tenant will have quiet enjoyment throughout the Lease Term and any renewal or extension thereof, subject, however, to all provisions of this Lease and all laws, liens, encumbrances and restrictive covenants to which the land is subject.

20.	MECHANICS LIENS.

Neither Tenant nor anyone claiming by, through, or under the Lease, shall have the right to file or place any mechanics lien or other lien of any kind or character whatsoever upon said Premises or upon any building or improvement thereon, or upon the leasehold interest of Tenant therein, and notice is hereby given that no contractor, subcontractor, or anyone else who may furnish any material, service or labor for any building, improvements, alteration repairs or any part thereof, shall at any time be or become entitled to any lien thereon, and for the further security of the Landlord, Tenant covenants and agrees to give actual notice thereof in advance, to any and all contractors and subcontractors who may furnish or agree to furnish any such material, service or labor.

21.	EXPIRATION OF LEASE AND SURRENDER OF POSSESSION.

(A)

Holding Over. Tenant will, at the termination of this Lease by lapse of time or otherwise, yield up immediate possession to Landlord. If Tenant retains possession of the Premises or any part thereof after such termination, then Landlord may, at its option, serve written notice upon Tenant that such holding over constitutes any one of (i) creation of a month-to-month tenancy, upon the terms and conditions set forth in this Lease, or (ii) creation of a tenancy at sufferance, in any case upon the terms and conditions set forth in this Lease; provided, however, that the monthly Rent (or daily Rent under (ii)) shall, in addition to all other sums which are to be paid by Tenant hereunder, whether or not as additional Rent, be equal to one hundred fifty percent (150%) of the Rent being paid monthly to Landlord under this Lease immediately prior to such termination (prorated in the case of (ii) on the basis of a 365-day year for each day Tenant remains in possession). If no such notice is served, then a tenancy at sufferance shall be deemed to be created at the Rent in the preceding sentence. Tenant shall also pay to Landlord all damages sustained by Landlord resulting from retention of possession by Tenant for more than thirty (30) days following delivery of written notice to vacate to Tenant, including the loss of any proposed subsequent tenant for any portion of the Premises. The provisions of this paragraph shall not constitute a waiver by Landlord of any right of re-entry as herein set forth; nor shall receipt of any Rent or any other act in apparent affirmance of the tenancy operate as a waiver of the right to terminate this Lease for a breach of any of the terms, covenants, or obligations herein on Tenant’s part to be performed. Tenant does not have the right to hold-over without the express written consent of Landlord.

(B)

Upon the expiration of this Lease, by lapse of time or otherwise, any improvements or additions erected on said Premises by Tenant shall be and become the property of the Landlord without any payment therefor and Tenant shall surrender said Premises, together with all improvements or additions thereon, whether erected by Tenant or Landlord, in good repair and in the same condition as when delivered to Tenant, ordinary wear and tear and damage by fire or other casualty excepted.

(C)

Tenant may install adequate equipment, furnishings and machinery for the operation of its business and upon the termination of this Lease by lapse of time or otherwise, Tenant may remove such equipment, furnishings and machinery installed by it at Tenant’s cost. However, upon removal of such equipment, furnishings and machinery, Tenant shall also repair any damage caused by such removal or installation, other than normal wear and tear.

22.	DEFAULT-REMEDIES.

The occurrence of one or more of the following events shall constitute a material default and breach of this Lease by Tenant:

(A)

Failure by Tenant to make payment of any Rent herein agreed to be paid or any other payment required to be made by Tenant hereunder, as and when due, and such a failure shall continue for a period of ten (10) days following delivery to Tenant of written notice from Landlord of such failure;

(B)	The making by Tenant of any assignment or arrangement for the benefit of creditors;

(C)	The filing by Tenant of a petition in bankruptcy or for any other relief under the Federal Bankruptcy Law or any other applicable statute;

(D)

The levying of an attachment, execution of other judicial seizure upon Tenant’s property in or interest under this Lease, which is not satisfied or released or the enforcement thereof stayed or superseded by an appropriate proceeding within sixty (60) days thereafter;

(E)

The filing of an involuntary petition in bankruptcy or for reorganization or arrangement under the Federal Bankruptcy Law against Tenant and such involuntary petition is not withdrawn, dismissed, stayed or discharged within sixty (60) days from the filing thereof;

(F)

The appointment of a receiver or trustee to take possession of the property of Tenant or of Tenant’s business or assets and the order or decree appointing such Receiver or Trustee shall have remained in force undischarged or unstayed for sixty (60) days after the entry of such order or decree;

(G)

The failure by Tenant to perform or observe any other term, covenant, agreement or condition to be performed or kept by Tenant under the terms, conditions, or provisions of this lease, and such a failure shall continue uncorrected for thirty (30)

days after written notice thereof has been given by Landlord to Tenant, provided if such failure is of a type that with reasonable diligence may not be cured within thirty (30) days, then so long as Tenant commences and thereafter diligently pursues the cure of such failure within said thirty (30) day period, Tenant shall have such additional time as is reasonably necessary under the circumstances to cure such failure and Tenant delivers to Landlord a reasonably detailed timeline of the cure.

Then and in any such event Landlord shall have the right, at the sole option of the Landlord, then or at any time thereafter while such default or defaults shall continue, in addition to all other rights and remedies afforded Landlord hereunder or by law, to take any of the following actions: (1) to cure such default or defaults at its own expense and without prejudice to any other remedies which it might otherwise have, any reasonable payment made or expenses incurred by Landlord in curing such default with interest thereon at the Interest Rate; or (2) to re-enter the Premises, without notice, and dispossess Tenant and anyone claiming under Tenant by summary proceedings or otherwise, and remove their effects, and take complete possession of the Premises and either (a) declare this Lease terminated and the Lease Term ended by delivering written notice to Tenant, or (b) elect to continue this Lease in full force and effect, but with the right at any time thereafter to declare this Lease terminated and the Lease Term ended by delivering written notice to Tenant. “Interest Rate” means the prime interest rate per annum for commercial loans (as published from time to time by The Wall Street Journal (http://www.wsjprimerate.us), and with any changes in such rate to be effective on the date such change is published) plus 5% per annum, but if such rate exceeds the maximum interest rate permitted by law, such rate will be reduced to the highest rate allowed by law under the circumstances. Additionally, without notice, Landlord may alter locks or other security devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant, except as required by applicable law (this Lease supersedes Section 93.002 of the Texas Property Code to the extent of any conflict). In such re-entry the Landlord may, with or without process of law, remove all persons from the Premises, and Tenant hereby covenants in such event, for itself and all others occupying the Premises under Tenant, to peacefully yield up and surrender the Premises to the Landlord. Should Landlord declare this Lease terminated and the Lease Term ended, the Landlord shall be entitled to recover from Tenant the Rent and all other sums due and owing by Tenant to the date of termination, plus the reasonable costs of curing all of Tenant’s defaults existing at or prior to the date of termination, plus the reasonable cost of recovering possession of the Premises, plus the deficiency, if any, between Tenant’s Rent for the balance of the Lease Term provided hereunder and the Rent obtained by Landlord under another lease for the Premises for the balance of the Lease Term remaining under this Lease. Landlord shall seek to use reasonable efforts to mitigate Landlord’s damages which may, depending upon the circumstances, include reletting the Premises with or without advertising, and on the best terms available for the remainder of the Lease Term hereof, or for such longer or shorter period as Landlord shall deem advisable; however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Building, and Tenant’s obligations hereunder shall not be diminished because of Landlord’s failure to relet the Premises or to collect rent due for a reletting. Tenant shall remain liable for payments of all Rent and other charges and costs imposed on Tenant herein, in the amounts, at the times and upon the conditions as herein provided, but Landlord shall credit against such liability of Tenant all amounts received by Landlord from such reletting after first reimbursing itself for all costs incurred in curing Tenant’s defaults, and for the reasonable attorney fees and legal costs incurred by Landlord in connection with Tenant’s defaults.

23.	RE-ENTRY BY LANDLORD.

No re-entry by Landlord or any action brought by Landlord to remove Tenant from the Premises shall operate to terminate this Lease unless Landlord shall have given written notice of termination to Tenant pursuant to and in accordance with Section 22 above, in which event Tenant’s liability shall be as above provided. No right or remedy granted to Landlord herein is intended to be exclusive of any other right or remedy, and each and every right and remedy herein provided shall be cumulative and in addition to any other right or remedy hereunder or now or hereafter existing in law or equity or by statute. In the event of termination of this Lease, Tenant waives any and all rights to redeem the Premises either given by any statute now in effect or hereafter enacted.

24.	ADDITIONAL RIGHTS TO LANDLORD.

(A)

In addition to any and all other remedies, Landlord may restrain any threatened breach of any covenant, condition or agreement herein contained but the mention herein of any particular remedy or right shall not preclude the Landlord from any other remedy or right it may have either at law or equity, or by virtue of some other provision of this Lease; nor shall the consent to one act, which would otherwise be a violation or waiver of or redress for one violation either of covenant, promise agreement undertaking or condition, prevent a subsequent act which would originally have constituted a violation from having all the force and effect of any original violation.

(B)

Receipt by Landlord of Rent or other payments from Tenant shall not be deemed to operate as a waiver of any rights of the Landlord to enforce payment of any Rent, Additional Rent, or other payments previously due or which may thereafter become due, or of any rights of the Landlord to terminate this Lease or to exercise any remedy or right which otherwise might be available to the Landlord, the right of Landlord to declare a forfeiture for each and every breach of this Lease is a continuing one for the life of this Lease.

25.	SUCCESSORS, ASSIGNS AND LIABILITY.

The terms, covenants, conditions and agreements herein contained and as the same may from time to time hereafter be supplemented, modified or amended, shall apply to, bind, and inure to the benefit of the parties hereto and their successors and assigns, respectively.

In the event either party now or hereafter shall consist of more than one person, firm or corporation, then and in such event all such person, firms and/or corporations shall be jointly and severally liable as parties hereunder.

26.	NOTICES.

All notices required under this Lease shall be in writing and shall be deemed to be properly served three (3) business days following the date when posted by certified United States mail, postage prepaid, return receipt requested, or one (1) business day following the date when delivered to a nationally recognized overnight courier, to the party to whom directed at the address set forth in Section 1 above or at such other address as may be from time to time designated in writing by the party changing such address. Notices may be sent on behalf of Landlord or Tenant, as applicable, by counsel representing Landlord or Tenant, as applicable.

27.	RESERVED.

28.	ESTOPPEL CERTIFICATES.

Tenant agrees that at any time within ten (10) days following written notice from Landlord, it will execute, acknowledge and deliver to Landlord or any proposed mortgagee or purchaser a statement in writing certifying whether this Lease is in full force and effect and, if it is in full force and effect, what modifications have been made to the date of the certificates and whether or not any defaults or offsets exist with respect to this Lease and, if there are, what they are claimed to be and setting forth dates to which Rent or other charges have been paid in advance, if any, and stating whether or not Landlord is in default, if so, specifying what the default may be. The failure of Tenant to execute, acknowledge, and deliver to Landlord a statement as above shall constitute an acknowledgment by Tenant that this Lease is unmodified and in full force and effect and that the Rent and other charges have been duly and fully paid to and including the respective due dates immediately preceding the date of Landlord’s notice to Tenant and shall constitute as to any person, a waiver of any defaults which may exist prior to such notice.

29.	MISCELLANEOUS.

(A)

In the event that Tenant desires to store or maintain the type or character of goods or materials in the Premises which cause an increase in insurance premiums, Tenant shall first obtain the written consent of Landlord, and Tenant shall reimburse Landlord for any increase in premiums caused thereby.

(B)	If any term or provision of this Lease is declared invalid or unenforceable, the remainder of this Lease shall not be affected by such determination and shall continue to be valid and enforceable.

(C)

This agreement contains the entire Lease contract between the parties hereto. A short form of this Lease, for the purpose of recording, may be executed by the parties simultaneously herewith and if either party desires to record this Lease, the short form shall be used for that purpose.

(D)

Each of Landlord and Tenant warrant to the other that this Lease is being executed with full corporate authority and that the officers whose signatures appear hereon are duly authorized and empowered to make and execute this Lease in the name of the respective party hereto.

(E)

Unless the context clearly denotes the contrary, the word “Rent” or “Rental” as used in this Lease not only includes cash Rental, but also all other payments and obligations to pay assumed by Tenant, whether such obligations to pay run to the Landlord or to other parties.

(F)

IT IS MUTUALLY AGREED BY AND BETWEEN LANDLORD AND TENANT THAT THE RESPECTIVE PARTIES HERETO SHALL, AND THEY HEREBY DO, WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MA I1 ER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OF OR OCCUPANCY OF THE PREMISES OR ANY CLAIM OF INJURY OR DAMAGE AND ANY EMERGENCY STATUTORY OR ANY OTHER STATUTORY REMEDY.

(G)

ASHRAE. Landlord shall use commercially reasonable efforts to operate and maintain the heating, cooling and ventilation (“HVAC”) system for the Premises in a manner sufficient to maintain an indoor air quality substantially in accordance with the limits required by the American Society of Heating, Air Conditioning and Refrigeration Engineers (ASHRAE) standard 62-1999. Tenant shall notify Landlord promptly upon Tenant first having knowledge of any of the following conditions within the Premises: standing water, water leaks, water stains, humidity, mold growth, or any unusual odors (including, but not limited, musty, moldy or mildewy odors).

(H)	OFAC Compliance.

(a) Tenant represents and warrants that to Tenant’s current, actual knowledge (such knowledge being limited to that of Gerritt Ewing, the Chief Financial Officer of Tenant): (1) Tenant and each person or entity owning an interest in Tenant is: (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”); and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States; (2) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined); (3) no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly); (4) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that the Lease is in violation of law; and (5) Tenant has implemented procedures, and will consistently apply those procedures to ensure the foregoing representations and warranties remain true and correct at all times.

(b) Tenant covenants and agrees: (1) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached; and (2) to not knowingly use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under the Lease.

(c) Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the Lease Term shall be a material default of the Lease, subject to Tenant’s right to notice and opportunity to cure same. Notwithstanding anything herein to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be a material default of the Lease, subject to Tenant’s right to notice and opportunity to cure same.

(d) The term Embargoed Person means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Ordersor regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law (“Embargoed Person”). This Subsection (d) shall not apply to any person to the extent that such person’s interest in the Tenant is through a U.S. Publicly-Traded Entity. As used in this Agreement, U.S. Publicly-Traded Entity means a Person, other than an individual, whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a person (“U.S. Publicly-Traded Entity”).

(I)

Wi-Fi. Tenant shall have the right to install a Wireless Fidelity Network (“Wi-Fi Network”) within the Premises for the use of Tenant. Notwithstanding anything to the contrary contained herein, Tenant shall, at its sole cost and expense, remove the Wi-Fi Network from the Premises prior to the expiration or sooner termination of the Lease term. Tenant agrees that Tenant’s communications equipment associated with the Wi-Fi Network will not cause radio frequency, electromagnetic, or other interference with the equipment of any other party or occupants of the Building installed prior to Tenant’s communications equipment associated with the Wi-Fi Network. Should any interference occur of the type described in the preceding sentence, Tenant shall take all necessary steps as soon as commercially practicable and no later than three (3) business days following Tenant’s receipt of written notice of such occurrence to correct or eliminate such interference. If such interference continues after such three (3) business day period, Tenant shall immediately cease operating Tenant’s Wi-Fi Network until such interference is corrected or remedied to Landlord’s reasonable satisfaction. Tenant acknowledges that Landlord has granted and/or may grant leases, licenses and/or other rights to other tenants and occupants of the Building and to telecommunication service providers, subject to Tenant’s rights with respect to the Wi-Fi Network.

(J)

TENANT WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES—CONSUMER PROTECTION ACT, SECTION 17.41, ET. SEQ., BUSINESS CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS, AFTER CONSULTATION WITH AN ATTORNEY OF TENANT’S OWN SELECTION, TENANT VOLUNTARILY CONSENTS TO THIS WAIVER.

30.	DEFAULT RATE OF INTEREST.

All amounts owed by Tenant to Landlord pursuant to any provision of this Lease shall bear interest from the date due until paid at the Interest Rate.

31.	EXCULPATORY PROVISIONS.

It is expressly understood and agreed by and between the parties hereto, anything herein to the contrary notwithstanding, that each and all of the representations, warranties, covenants, undertakings and agreements herein made on the part of Landlord while in form purporting to be the representations, warranties, covenants, undertakings and agreements of Landlord are nevertheless each and every one of them made and intended, not as personal representations, warranties, covenants, undertakings and agreements by Landlord or for the purpose or with the intention of binding Landlord personally, but are made and intended for the purpose only of subjecting Landlord’s interest in the Building and property related thereto and owned by Landlord, to the terms of this Lease and for no other purpose whatsoever, and in case of default hereunder by Landlord, Tenant shall look solely to the interests of Landlord in the Building and property related thereto and owned by Landlord; and that Landlord’s members, managers, officers, directors and/or employees shall not have any personal liability to pay any indebtedness accruing hereunder or to perform any covenant, either express or implied, herein contained, all such personal liability, if any, being expressly waived and released by Tenant and by all persons claiming by, through or under Tenant.

32.	MORTGAGE PROTECTION.

Tenant agrees to give any holder of any first mortgage or first trust deed in the nature of a mortgage (both hereinafter referred to as a “First Mortgage”) against the Premises, or any interest therein, by certified mail, a copy of any notice or claim of default served upon Landlord by Tenant, provided that prior to such notice Tenant has been notified in writing (by way of service on Tenant by certified mail of a copy of an assignment of Landlord’s interest in leases, or otherwise) of the address of such First Mortgage holder. Tenant further agrees that if Landlord shall have failed to cure any such default within twenty (20) days after such notice to Landlord (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if Landlord has commenced within such twenty (20) days and is diligently pursuing the remedies or steps necessary to cure or correct such default), then the holder of the First Mortgage shall have an additional thirty (30) days within which to cure or correct such Default (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if such holder of the First Mortgage has commenced with such thirty (30) days and is diligently pursuing the remedies or steps necessary to cure or correct such default, including the time necessary to obtain possession if possession is necessary to cure or correct such default. Except as specifically stated herein, this Section 32 shall not limit, waive or restrict any other rights or remedies available to Tenant under this Lease.

33.	RECIPROCAL COVENANT ON NOTIFICATION OF ADA VIOLATIONS.

Within ten (10) days after receipt, Landlord and Tenant shall advise the other party in writing, and provide the other with copies of (as applicable), any notices alleging violation of the Americans with Disabilities Act of 1990 (“ADA”) relating to any portion of the Building, parking and/or other common areas, or the Premises; any claims made or threatened in writing regarding noncompliance with the ADA and relating to any portion of the Building, parking and/or other common areas, or the Premises; or any governmental or regulatory actions or investigations instituted or threatened regarding noncompliance with the ADA and relating to any portion of the Building, parking and/or other common areas, or the Premises. Notwithstanding the foregoing, Tenant shall maintain the Premises in compliance with all ADA requirements, provided Landlord acknowledges that Tenant shall have no obligation to alter any portion of the Premises that are “grandfathered” under ADA (Landlord hereby acknowledging that such portions of the Premises are in compliance). Similarly, Landlord shall be responsible for maintaining the remainder of the Building (other than those portions of the Building leased to third parties) and surrounding areas (including the parking facilities) in compliance with ADA.

34.	LAWS THAT GOVERN.

Landlord and Tenant agree that the term and conditions of this Lease shall be governed by the Laws of the State of Texas.

35.	FINANCIAL STATEMENTS.

No more often than one time per rolling twelve month period, within ten (10) business days after Landlord’s request, Tenant shall deliver to Landlord its then current audited financial statements of Tenant (and if audited financial statements are not then available, such unaudited statements must be certified by an officer of Tenant as true, accurate and complete in all material respects). This information includes a balance sheet and profit and loss statement for the most recent prior year, all prepared in accordance with generally accepted accounting principles consistently applied. Landlord hereby agrees to only request such financial information for a legitimate business reason and to only share such information with individuals having a legitimate business reason in reviewing the same (such as asset managers, officers of prospective purchasers, loan officers of potential lenders, and attorneys), and if requested by Tenant, Landlord shall certify the same in writing.

36.	RESERVED.

37.	RESERVED.

38.	CONFIDENTIALITY.

Tenant agrees not to knowingly share any business terms of this Lease (such as rent, rent abatement, concessions, securitization, allowances, or options) with any tenant or prospective tenant of the Building.

39.	REAL ESTATE BROKERS.

The parties represent that each has directly dealt with and only with brokers identified in Article 1 (whose commission shall be paid by Landlord pursuant to a separate agreement with each such broker), in connection with this Lease and EACH PARTY AGREES TO INDEMNIFY AND HOLD HARMLESS THE OTHER PARTY FROM ALL DAMAGES, LIABILITY, AND EXPENSE (INCLUDING REASONABLE ATTORNEY’S FEES) ARISING FROM ANY CLAIMS OR DEMANDS OF ANY OTHER BROKER OR BROKERS OR FINDERS FOR ANY COMMISSION ALLEGED TO BE DUE SUCH BROKER OR BROKERS OR FINDERS IN CONNECTION WITH ITS PARTICIPATING IN THE NEGOTIATION WITH SUCH PARTY AND CLAIMING THROUGH SUCH PARTY.

40.	FORCE MAJEURE.

Whenever a period of time is herein prescribed for action to be taken by Landlord or Tenant, the party taking the action shall not be liable or responsible for, and there shall be excluded from the computation of any such period of lime, any delays due to strikes, riots, acts of God, shortages of labor or materials, terrorist activities, acts of war, governmental actions or inactions or laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such acting party (“Force Majeure”); provided, however, in no event shall Force Majeure apply to the financial obligations of Tenant or Landlord under this Lease, including, without limitation, Tenant’s obligation to promptly pay Base Rent, Additional Rent, reimbursements or any other amount payable to or by Landlord.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties may have executed this Lease in counterpart copies, each of which shall be deemed originals or Landlord and Tenant have executed this Lease the date and year noted below.

LANDLORD:

20 GREENWAY PLAZA LLC, a Delaware limited liability company

By:    PRINCIPAL REAL ESTATE INVESTORS, LLC, a Delaware limited liability company, its authorized signatory

By:	/s/ Casey A. Miller	Date	9-8-14
Name:	Casey A. Miller
Title:	Investment Director Asset Management

By:	/s/ Alex E. Mather	Date	9-8-14
Name:	Alex E. Mather
Title:	Investment Director Asset Management

TENANT:

SUNNOVA ENERGY CORPORATION, a Delaware corporation

By:	/s/ Gerritt L. Ewing, Jr.	Date	8-6-14
Name:	Gerritt L. Ewing, Jr.
Title:	CFO

RIDER ONE

ADDITIONAL PROVISIONS

1. THIS RIDER CONTROLS. The provisions set forth in this Rider control to the extent they conflict with any provision or provisions set forth in the body of this Lease Agreement.

2. RENEWAL OPTION.

(a) Provided that all the following have not occurred at the time of Tenant’s exercise of the Renewal Option: (1) Tenant is not in default of any of the terms, covenants and conditions hereof beyond any applicable notice and/or cure periods, (2) Tenant’s right to possession of the Premises has not been terminated, and (3) Tenant has not assigned any of its interest in this Lease or sublet any portion of the Premises, other than in connection with a Permitted Transfer, then Tenant shall have the right and option to extend the Lease Term (the “Renewal Option”) for one (1) further sixty (60) month period (hereinafter the “Renewal Term”). Such extension of the Lease Term shall be on the same terms, covenants and conditions as provided for in the Lease Term, except as set forth in this Section, and, except that the Base Rent during the Renewal Term shall be at fair market base rent then in effect on equivalent properties, of equivalent size, in equivalent areas, with the length of the Renewal Term and the credit standing of Tenant to be taken into account and otherwise based on the factors listed below, (the “Fair Market Base Rent”). Tenant shall deliver written notice to Landlord of Tenant’s intent to exercise the Renewal Option granted herein (the “Renewal Request Notice”) not more than twelve (12) months nor less than nine (9) months prior to the expiration of the Lease Term of this Lease. If Landlord and Tenant mutually agree, using their respective good faith efforts, in writing upon the base rent for the Renewal Term within thirty (30) days after written exercise by Tenant of this Renewal Option, Landlord shall lease the Premises to Tenant during the Renewal Term in their then-current, “AS IS, WHERE IS” with all faults condition, and Landlord shall not provide to Tenant any allowances (e.g. moving allowance, construction allowance, and the like) or other tenant inducements, except to the extent determined appropriate in connection with the determination of the Fair Market Base Rent. Tenant shall have no further renewal options unless expressly granted by Landlord in writing.

Fair Market Base Rent will take into account all relevant factors, including, without limitation: (1) the location, quality, size, condition, and age of the Building and the level of LEED® certification of the Building then in effect; (2) the use, location, size, and/or floor levels of the space in question, including view, elevator, lobby exposure, etc.; (3) definition of “rentable” area; (4) the extent of leasehold improvements in the space in question or to be provided (other than any improvements already installed in the Premises), and/or any allowance for same; (5) abatements (including base rental, operating expenses and real estate taxes, and parking charges); (6) the parking rates set forth in Landlord’s rent proposal, the parking rates charged for comparable parking for tenants in comparable buildings and inclusion and/or exclusion of parking charges in rental; (7) lease takeovers and assumptions; (8) programming/space planning/interior architecture and engineering allowances; (9) relocation allowances; (10) tenant improvement allowances or refurbishment allowances, including those set forth in Landlord’s rent proposal; (11) distinction between “gross” and “net” leases; (12) base year or dollar amounts for escalation purposes (both ad valorem/real estate taxes and other operating expenses); (13) any other adjustments (including, for example, indices) to base rental; (14) credit standing and financial stature of Tenant (or the applicable transferee pursuant to a Permitted Transfer) and any applicable tenants; (15) term or length of lease; (16) the time the particular rental rate under consideration was agreed upon or is to become effective and the period of time from the date such rate is determined to the date it will be effective; (17) the extent of services provided or to be provided; (18) inclusions and exclusions for operating expenses; (19) the total amount of space in the Building leased to Tenant; (20) presence, absence or amount of leasing commissions to the extent applicable; and (21) any other concession or inducement and/or relevant terms or conditions that a reasonable and knowledgeable real estate professional would include in making such fair value rental rate determination. The determination of Fair Market Base Rent will not take into account any transaction that is not a typical market-driven transaction, such as a sale-leaseback or any financing type lease transaction.

(b) In the event Tenant fails to deliver the Renewal Request Notice within the time period set forth above, time being of the essence with respect to Tenant’s exercise thereof, Tenant’s right to extend the Lease Term hereof shall automatically terminate, be null and void, and be of no further force and effect. In the event Landlord and Tenant fail to mutually agree, using their respective good faith efforts, in writing upon the Fair Market Base Rent for the Renewal Term within thirty (30) days after timely written exercise by Tenant of this Renewal Option (“Negotiation Deadline”), Tenant’s right hereunder to extend the Lease Term shall automatically terminate (subject to subparagraph (c) below), be null and void, and be of no further force and effect.

(c) If Tenant desires to continue with the extension, Tenant must deliver notice to Landlord of its desire to pursue “baseball arbitration” on or before the Negotiation Deadline. No later than five (5) business days thereafter, Landlord and Tenant shall meet in an effort to negotiate, in good faith, the Fair Market Base Rent applicable to the Premises. If Landlord and Tenant have not agreed upon the Fair Market Base Rent applicable to the Premises within five (5) business days after meeting, then Landlord and Tenant shall each appoint a broker not later than forty-five (45) days following Landlord’s delivery of the rate notice. If Landlord’s broker and Tenant’s broker have failed to agree upon the Fair Market Base Rent within sixty (60) days following delivery of the Negotiation Deadline, the two appointed brokers shall appoint a third broker (within five (5) business days following the expiration of said sixty (60) day period), and the Fair Market Base Rent shall be the arithmetic average of two (2) of the three (3) determinations which are the closest in amount, and the third determination shall be disregarded. If either Landlord or Tenant fails to appoint a broker within the prescribed time period, the failing party shall pay to the other party as liquidated damages $100.00 per day for each day following the deadline that such party fails to appoint a broker, not to exceed $500.00. If the two (2) appointed brokers fail to agree upon a third (3rd) broker, then the parties shall have the local office of the American Arbitration Association (or alternative method agreed by the parties) appoint the third (3rd) broker and the parties shall share equally in the cost of such arbitration. Each party shall bear the costs of its own broker, and the parties shall share equally the cost of the third broker, if applicable. Each broker shall have at least ten (10) years’ experience in the leasing of similar commercial buildings in the submarket in which the Building is located and shall be a licensed real estate broker and has not represented Tenant or Landlord during the previous five (5) year period.

3. RIGHT OF REFUSAL (ONGOING).

(a) Grant of Right of Refusal. During the initial Lease Term, and for only so long as that the Renewal Option has not lapsed, then subject to the provisions as hereinafter set forth, Landlord hereby grants to Tenant an ongoing right of refusal (“Right of Refusal”) to lease from Landlord the remaining space on the fourth (4th) floor of the Building (“Refusal Space”).

(b) Third Party Offer; Exercise Notice. Subject to the terms and provisions of Section 3(a) above, if Landlord desires to accept a bona fide offer from a third party which has been provided and accepted by a third party in writing (“Third Party Offer”) to lease the Refusal Space or a portion thereof, Landlord shall first give to Tenant notice that Landlord has received such Third Party Offer, as well as a copy of the Third Party Offer (“Third Party Offer Notice”). Tenant may exercise the Right of Refusal by giving Landlord written notice (“Exercise Notice”) within ten (10) days after the date of the Third Party Offer Notice of Tenant’s desire to lease that portion of the Refusal Space set forth in the Third Party Offer. Hereinafter the term “Refusal Space” shall be and shall mean the Refusal Space or portion thereof set forth in the Third Party Offer.

(c) Expansion Amendment. After receipt of the Exercise Notice, Landlord and Tenant shall enter into an amendment of the Lease “Expansion Amendment” acceptable to Landlord and Tenant. Such Expansion Amendment shall provide that from and after the applicable date on which the Refusal Space is leased by Tenant, as set forth in the Third Party Offer (“Expansion Commencement Date”), the Lease shall be deemed modified as follows.

(i) Base Rent for the Refusal Space shall be as set forth in the Third Party Offer;

(ii) Tenant’s Share applicable to the Refusal Space shall be a fraction, the numerator of which shall be the number of rentable square feet in the Refusal Space and the denominator of which shall be the number of rentable square feet in the Building (as both shall be reasonably determined by Landlord utilizing the same methodology as used to measure the Premises);

(iii) Tenant shall accept the Refusal Space in the time, condition and manner described in the Third Party Offer;

(iv) Tenant’s lease of the Refusal Space shall be for the term set forth in the Third Party Offer (provided, however, if the term of the Refusal Space is shorter than the term of the Premises, or if the term of the Premises is shorter than the term of the Refusal Space, Tenant may elect to extend the term of the Refusal Space or Premises by simultaneous written notice to Landlord so the term of both the Refusal Space and the Premises are coterminous, and the Fair Market Base Rent shall be determined in accordance with Section 2 above);

(v) All other applicable terms and conditions of the Third Party Offer shall modify the Lease; and

(vi) For all purposes under the Lease, other than for the applicable calculations set forth above, the term “Premises” shall be deemed to include the Refusal Space.

(d) Subordination. Tenant’s Right of Refusal shall be subordinate to Landlord’s right to renew any tenant then occupying any portion of the Refusal Space, as well as the existing rights of Mercuria and Bridgeway, both of which have a right of refusal with respect to the Refusal Space.

(e) Failure to Exercise. If Tenant does not exercise its Right of Refusal in the time and manner set forth herein, the Right of Refusal shall be deemed terminated and of no further force or effect. Notwithstanding the prior sentence to the contrary, however, after the expiration of six (6) months following the date of each of Tenant’s refusal or failure to accept or exercise its right of first refusal as herein provided, Tenant shall thereafter, subject to the provisions of this Section, receive written notice from Landlord of Landlord’s bona fide intent, and the terms and conditions thereof, to lease to particular tenant prospects the Refusal Space or any portions thereof not leased or otherwise encumbered. If Landlord desires to lease such Refusal Space at a Net Effective Rental Rate (hereinafter defined) less than ninety percent (90%) of the Net Effective Rental Rate offered to Tenant in the related Third Party Offer Notice or the size or configuration of the Refusal Space changes in any material respect, then such space shall again be offered to Tenant by a new Offer Space Notice hereunder on such lower terms or adjusted Refusal Space. As used herein, the term “Net Effective Rental Rate” shall mean the net rental rate payable to Landlord under a lease net of all tenant inducements (e.g., tenant improvement allowances, rental abatements, moving allowances), with the cost of such tenant inducements, together with interest thereon at a rate of ten percent (10%) per annum, amortized over the term of such Lease.

(f) No Default. Tenant may exercise the Right of Refusal, and an exercise thereof shall only be effective, provided that Tenant is not in default at the time of exercise beyond any applicable notice or cure period.

(g) Not Transferable. Tenant acknowledges and agrees that the Right of Refusal shall be deemed personal to Tenant and other than in connection with a Permitted Transfer, if Tenant subleases, assigns or otherwise transfers any interests hereunder to any person or entity prior to the exercise of the Right of Refusal, the Right of Refusal shall lapse and be forever waived.

4. SIGNS. Landlord, at its sole cost and expense, shall provide standard building signage on the Building directory and the entry to the Premises. Tenant, at its sole cost and expense, may install its name and logo in the reception area of the Premises, subject to Landlord’s approval, not to be unreasonably withheld, conditioned or delayed. So long as Tenant (but not an assignee or sublessee, other than an assignee of this Lease, or sublease of the Premises, made in connection with a Permitted Transfer) leases at least 19,883 rentable square feet of space in the Building, Landlord will permit Tenant to place its signage on one line of the multi-tenant monument for the Building (on a basis of joint identification with other tenants and occupants). All costs associated with the fabrication, installation, maintenance, removal and replacement of Tenant’s signage on the pylon sign shall be the sole responsibility of Tenant. Tenant shall maintain such signage in good condition and repair. Tenant shall remove such signage and repair any damage caused thereby, at its sole cost and expense, upon the expiration or sooner termination of the Lease. The color, content, size and other specifications of any such signage shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed. Further, Tenant shall ensure that all signage complies with any and all applicable local zoning codes and building regulations.

5. LETTER OF CREDIT. In addition and without limitation to any other security deposit or other security held by Landlord, simultaneously with the full execution hereof, Tenant shall deposit with Landlord a clean, unconditional and irrevocable letter of credit automatically renewing on an annual basis, in the initial amount of Seven Hundred Thousand and No/100ths Dollars ($700,000.00), which letter of credit shall be substantially in the form annexed hereto as Exhibit E and incorporated herein by this reference (the “Letter of Credit”). The Letter of Credit shall be issued by a financial institution pre-approved and reasonably acceptable to Landlord, such approval and acceptance not to be unreasonably withheld conditioned or delayed, and without limitation to the generality of foregoing, the issuer of the Letter of Credit shall at all times maintain a credit rating of at least AA- by Standard & Poors or Aa3 by Moody’s rating, or such other financial institution approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Landlord approves Texas Capital Bank as the issuer of the Letter of Credit so long as it retains a minimum rating of BBB by Standard & Poors. In the event that the issuer at any time fall below such credit rating, Landlord may elect to have the Letter of Credit reissued (within thirty (30) days following delivery of a written demand for re-issuance) by another financial institution pre-approved and reasonably acceptable to Landlord, such approval and acceptance not to be unreasonably withheld conditioned or delayed. Other than transfer fees payable in connection with a transfer of the Letter of Credit by Landlord, all charges under the Letter of Credit are to be paid by the Tenant.

The beneficiary shall be an entity named by Landlord. The Letter of Credit shall provide for written notice of non-renewal to be sent directly to the Landlord at least thirty (30) days prior to such renewal date and the expiration date contained in the Letter of Credit shall be a date no earlier than thirty (30) days following the Expiration Date. The letter of credit shall contain a provision whereby the bank agrees to pay the sight draft or give notice of discrepancies on the date of presentation and waives any right to wait five banking days pursuant to Article 16 of the ICC Uniform Customs and Practice for Documentary Credits (2007 Revision).

The Letter of Credit shall permit partial draws. Further, the Letter of Credit shall permit the beneficiary to transfer the Letter of Credit to a subsequent owner or beneficiary, and thereupon Landlord shall be discharged from further liability with respect to the Letter of Credit.

Tenant hereby acknowledges that the security provided by the Letter of Credit is provided as a continuing material inducement to the Landlord, is provided as current and ongoing value to the Landlord, and constitutes an ongoing contemporaneous exchange for new value given for the Tenant’s tenancy throughout the Term of the Lease, as may be extended as provided in the Lease.

The face amount of the Letter of Credit shall decline by One Hundred Forty Thousand and No/100ths Dollars ($140,000.00) on each anniversary of the Rent Commencement Date; however, the final reduction date and final expiration date of the Letter of Credit shall not occur until thirty (30) days following the Expiration Date. Notwithstanding the foregoing, the face amount of the Letter of Credit shall cease to decline for the balance of the Term of the Lease upon any event of a monetary default beyond any applicable notice and cure period, notice of which may be delivered to the issuing bank by Landlord. Further, in connection with any payment of Rent (as opposed to a monetary default beyond any applicable notice and cure period as set forth in the preceding sentence) that is overdue in excess of three (3) days, any applicable reduction effective date shall be delayed until such time as Tenant has not been late in the payment of Rent on more than one

(1) occasion in the previous six (6) month period. In the event that the foregoing reduction schedule is delayed and extended, the parties will cooperate in good faith, at no cost to Landlord, to have the issuer either amend the existing Letter of Credit or issue a new Letter of Credit.

At any time that a monetary default beyond any applicable notice and cure period occurs, Landlord (or the beneficiary) shall in its discretion have the right and option to draw down the Letter of Credit in the amount to cure the applicable default and apply the proceeds or any part thereof to any applicable amounts owed to Landlord. Landlord (or the beneficiary) shall also have the right to draw down the entire Letter of Credit in the event Landlord does not receive notice that the date of expiry of the Letter of Credit will be extended by the issuing bank and Tenant fails to obtain and present to Landlord at least thirty (30) days prior to the expiration of the Letter of Credit a substitute Letter of Credit, in which event the proceeds will be held pursuant to Section 3 of the Lease. If Landlord shall have drawn down the Letter of Credit and applied all or a portion, then Tenant shall deposit with Landlord, within five (5) business days after notice from Landlord, an amount of cash sufficient to bring the balance of the cash then being held by Landlord under the terms hereof to the amount of the required then face amount of the Letter of Credit. The failure by Tenant to deposit such additional amount within the foregoing time period shall be deemed a default pursuant to the Lease. The Letter of Credit shall not in any way limit any liability of Tenant under the Lease, as hereby amended, nor shall the Letter of Credit be deemed to be “liquidated damages.” If claims of the Landlord exceed the amount of the Letter of Credit, Tenant shall remain liable for the balance of such claims.

EXHIBIT “A”

PREMISES

EXHIBIT “B”

RULES AND AGREED REGULATIONS

The following rules and regulations shall apply to the Premises, the Building, the Land and the appurtenances thereto:

1.

Sidewalks, doorways, vestibules, halls, stairways, and other similar areas shall not be obstructed by tenants or used by any tenant for purposes other than ingress and egress to and from their respective leased premises and for going from one to another part of the Building.

2.

Plumbing, fixtures and appliances shall be used only for the purposes for which designed, and no sweeping, rubbish, rags or other unsuitable material shall be thrown or deposited therein. Subject to the terms and provisions of Section 9.D of the Lease, damage resulting to any such fixtures or appliances from misuse by a tenant or its agents, employees or invitees, shall be paid by such tenant, and Landlord will not in any case be responsible therefor.

3.

Except as permitted by the terms of the Lease, no signs, advertisements or notices shall be painted or affixed on or to any windows or doors or other part of the Building without the prior written consent of Landlord. No curtains or other window treatments shall be placed between the glass and the Building standard window treatments.

4.	Landlord shall provide and maintain alphabetical directory for all tenants in the Main Lobby of the Building.

5.

Landlord shall provide all door locks in each tenant’s leased premises, at the reasonable cost of such tenant, and no tenant shall place any additional door locks in the Premises without Landlord’s prior written consent. Landlord shall furnish to each tenant a reasonable number of keys to such tenant’s Premises, at such tenant’s cost, and no tenant shall make a duplicate thereof.

6.

Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by tenants of any bulky material, merchandise or materials which require use of stairways, or movement through the Building entrances or lobby shall be conducted under Landlord’s supervision at such times and in such a manner as Landlord may reasonably require. Each tenant assumes all risks of and subject to the terms and provisions of Section 9.D of the Lease, shall be liable for all damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for such tenant from the time of entering the property to completion of work and Landlord will not be liable for acts of any person engaged in, or any damage or loss to any of said property or persons resulting from, any act in connection with such service performed for a tenant, except to the extent caused by Landlord and/or Landlord’s agents, employees or contractors.

7.

Landlord may prescribe weight limitations and determine the locations for safes and other heavy equipment or items, which shall in all cases be placed in the Building so as to distribute weight in a manner acceptable to Landlord which may include the use of such supporting devices as Landlord may reasonably require. Subject to the terms and provisions of Section 9.D of the Lease, all damages to the Building caused by the installation or removal of any property of a tenant, or done by a tenant’s property while in the Building, shall be repaired at the expense of such tenant.

8.

Corridor doors, when not in use, shall be kept closed. Nothing shall be swept or thrown into the corridors, halls, or stairways. Other than service animals, no birds, pets or animals shall be brought into or kept in, on or about any tenant’s Premises. No portion of any tenant’s Premises or the Building shall at any time be used or occupied as sleeping or lodging quarters.

9.

Tenant shall cooperate with Landlord’s employees in all reasonable respects in keeping its leased Premises neat and clean. Tenant shall not employ any person for the purpose of such cleaning other than the Building’s cleaning and maintenance personnel which Landlord has previously approved.

10.

To ensure orderly operation of the Building, no ice, mineral or other water, towels, newspapers, etc. shall be delivered to any leased area except by persons approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

11.

Tenant shall not make or permit any vibration or improper, objectionable or unpleasant noises or odors in the Building or otherwise unreasonably interfere with other tenants or persons having business with them.

12.

Landlord will not be responsible for lost or stolen personal property, money or jewelry from tenant’s Premises or public or common areas or parking areas regardless of whether such loss occurs when the area is locked against entry or not, except to the extent caused by Landlord and/or Landlord agents, employees and/or contractors.

13.

All vehicles are to be parked within designated parking spaces, one vehicle to each space. No vehicle shall be parked as a “billboard” vehicle in the parking lot. Any vehicle parked improperly may be towed away at the expense of the owner or driver following notice (which may be oral).and a reasonable opportunity to move such vehicle, or Landlord may place a “boot” on the vehicle following notice (which may be oral) and a reasonable opportunity to move such vehicle to immobilize it and may levy a charge of $50.00 to remove the “boot.” Tenant shall indemnify, hold and save harmless Landlord of any liability arising from the towing or booting of any vehicles belonging to a Tenant Party.

14.

No machinery of any kind (other than normal office equipment) shall be operated by any tenant on its leased area without Landlord’s prior written consent, nor shall any tenant use or keep in the Building any flammable or explosive fluid or substance (other than typical office supplies [e.g., photocopier toner] used in compliance with applicable law).

15	No tenant may enter into phone rooms, electrical rooms, mechanical rooms, or other service areas of the Building unless accompanied by Landlord or the Building manager.

16.

No vending or dispensing machine of any kind may be maintained in any leased premises without the prior written permission of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

17.	Tenant shall not conduct any activity on or about the Premises or Building which will draw pickets, demonstrators, or the like.

18.	Tenant shall give immediate notice to Landlord in case of any known emergency at the Premises, Building, or Land.

19.

Subject to the remaining terms and provisions of the Lease, Tenant shall fully cooperate with Landlord in any programs in which Landlord may elect to participate relating to the Building’s energy efficiency, environmental efficiency, and/or safety, including, without limitation, the Leadership in Energy and Environmental Design (LEED) program and related Green Building Rating System promoted by the U.S. Green Building Council.

20.

Landlord reserves the right to rescind any of these Rules and Regulations and to make such other further Rules and Regulations as in its reasonable judgment will from time to time be needful for the safety, protection, care and cleanliness of the Premises, Building, and the Land the operation thereof, the preservation of good order therein and the protection and comfort of the tenants and their agents, employees, licensees and invitees, but only so long as such rescission, or creation of new Rules and Regulations will not increase the obligations or decrease the rights of Tenant under the Lease, and which Rules and Regulations, when made and written notice thereof if given to all tenants of the Building, will be binding upon it in like manner as if originally set forth herein. Landlord shall enforce the Rules and Regulations against all tenants of the Building in a non-discriminatory manner.

EXHIBIT “C”

WORK LETTER

This is the Work Letter referred to in and specifically made a part of the Lease to which this Exhibit C is annexed, covering the Premises, as more particularly described in the Lease. Landlord and Tenant agree as follows:

1. Defined Terms. The following defined terms shall have the meaning set forth below and, unless provided to the contrary herein, the remaining defined terms shall have the meaning set forth in the Lease:

Landlord’s Representative:	Karen Fernbach or Jeff Greengage. Landlord has designated Landlord’s Representative as its sole representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of Landlord as required in this Work Letter. Landlord shall not change Landlord’s Representative except upon notice to Tenant. Tenant acknowledges that neither Tenant’s architect nor any contractor engaged by Tenant is Landlord’s agent and neither entity has authority to enter into agreements on Landlord’s behalf or otherwise bind Landlord.

Tenant’s Representative:	Thomas Atwell. Tenant has designated Tenant’s Representative as its representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of Tenant as required in this Work Letter. Tenant shall not change Tenant’s Representative except upon prior written notice to Landlord.

Allowance:	Four Hundred Ninety-Seven Thousand Three Hundred Fifty and No/100ths Dollars ($497,350.00) (i.e., $25.00 per square foot of Rentable Area in the Premises). Any portion of the Allowance not used within nine (9) months of the Rent Commencement Date, up to Ninety-Nine Thousand Four Hundred Seventy and 00/100 Dollars ($99,470.00) (i.e. $5.00 per rentable square foot of space in the Premises) shall be applied towards future payments of Base Rent, and any other unused portion of the Allowance shall be forfeited with no further obligation by Landlord with respect thereto. Not more than Ninety-Nine Thousand Four Hundred Seventy and 00/100 Dollars ($99,470.00) (i.e. $5.00 per square foot of space in the Premises) can be used for the purposes of architectural and engineering fees, cabling, audio visual, permitting and governmental testing.

Additional Allowance:	In addition to the Construction Allowance, Tenant shall have the right to receive from Landlord up to an additional One Thousand Nine Hundred Eighty-Nine and 40/100ths Dollars ($1,989.40) (i.e., $0.10 per rentable square foot of space within the Premises) (“Additional Allowance”), to be used for a test fit plan of the Premises. The Additional Allowance shall be paid in the same manner as the Allowance.

Construction Management Fee:

Tenant shall pay a percentage of the actual hard construction costs for Tenant’s Work, for Landlord’s costs resulting from Landlord’s review of the Plans, construction management costs, use of facilities and other such costs incurred by Landlord as a result of Tenant’s Work as follows:

First $0 to $149,999, a fee of five percent (5%);

Next $150,000 to $349,999, a fee of four percent (4%),

Next $350,000 to $499,999, a fee of three percent (3%);

Next $500,000 to $999,999, a fee of two percent (2%); and

Greater than $1,000,000, a fee of (1.5%).

Notwithstanding the foregoing, in the event Tenant designates a qualified third party construction manager to supervise the Work, subject to Landlord prior approval not to be unreasonably withheld, Tenant shall pay to Landlord a supervision fee in the amount of $150.00 an hour, not to exceed $5,000.00. Landlord hereby approves Cushman & Wakefield of Texas, Inc. as Tenant’s qualified third party construction manager to supervise the Work. Tenant may utilize the allowance to pay Tenant’s construction manager, as well as Landlord’s supervision/Construction Management Fee, as applicable.

General Contractor:	Any of Gallant Builders, Trademark Construction or Odonnell/Snider Construction

2. Landlord’s Work. Subject to the remaining terms and provisions of this Lease, Tenant accepts the Premises in its current “AS IS” condition and acknowledges that Landlord shall have no obligation to do any work in or on the Premises to render it ready for Tenant’s use or occupancy.

3. Tenant Improvements. The “Tenant Improvements” shall mean the interior walls, partitions, doors, door hardware, wall coverings, wall base, counters, lighting fixtures, electrical and telephone wiring (from the point of general supply to all tenants on the floor of the Building upon which the Premises is located), voice and data cabling and wiring for phones and computers, metering (if applicable) and outlets, ceiling grid and tiles, floor and window coverings, HVAC system (from the point of general supply to all tenants on the floor of the Building upon which the

Premises is located, as well as supplemental HVAC on the roof of the Building or other location approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed), furniture, additional plumbing for the Premises, and other items of general applicability that Tenant desires to be installed in the interior of the Premises. Tenant shall promptly commence and diligently prosecute to full completion Tenant’s Work in accordance with the Drawings. The parties agree that no demolition work or other Tenant’s Work shall be commenced on the Premises until such time as Tenant has provided to Landlord copies of the demolition and building permits required to be obtained from all applicable governmental authorities and all other conditions precedent have been fully satisfied. All materials, work, installations, equipment and decorations of any nature whatsoever brought on or installed in the Premises before the commencement of the Term or during the Term shall be at Tenant’s risk, and neither Landlord nor any party acting on Landlord’s behalf shall be responsible for any damage thereto or loss or destruction thereof due to any reason or cause whatsoever, excluding by reason of Landlord’s gross negligence or willful or criminal misconduct.

4. Drawings. Tenant shall engage and pay for the services of a licensed architect to prepare a space layout, drawings and specifications for all Tenant Improvements (the “Drawings”), which architect shall be subject to Landlord’s reasonable approval (the “Architect”). Landlord hereby approves STG Design as the Architect. Tenant shall devote such time in consultation with the Architect as shall be necessary to enable the Architect to develop complete and detailed architectural, mechanical and engineering drawings and specifications, as necessary, for the construction of Tenant Improvements, showing thereon all Tenant Improvements, as consistent with industry standard. Tenant hereby acknowledges and agrees that it is Tenant’s sole and exclusive responsibility to cause the Tenant Improvements to comply with all applicable laws, including the Americans with Disabilities Act and other ordinances, orders, rules, regulations and requirements of all governmental authorities having jurisdiction thereof.

5. Landlord’s Approval. On or before the applicable Time Limit set forth below, Tenant shall submit to Landlord an electronic PDF copy, electronic CAD copy and hard copy of the complete and final Drawings for Tenant Improvements. The Drawings shall be subject to the approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. If Landlord should disapprove such Drawings, Landlord shall specify in writing to Tenant the reasons for its disapproval and Tenant shall cause the same to be revised to meet the Landlord and Tenant’s mutual reasonable satisfaction and shall resubmit the same to Landlord, as so revised, on or before the applicable Time Limit set forth below. Unless a shorter time period is required herein, if Landlord fails to respond to any request for approval within five (5) business days (or ten (10) business days with respect to the initial construction drawings), Tenant may thereafter send a second written request for approval to Landlord and if Landlord fails to respond to such second request within an additional three (3) business days, then so long as the subject of the request does not materially and adversely affect the structural elements of the Building or areas outside of the Premises, then such request shall be deemed to be approved; otherwise, there shall be a “Landlord Delay” which will continue until such time as Landlord has responded to such request for approval.

6. Changes. Tenant may request reasonable changes in the Drawings; provided, however, that (a) no change shall be made to the Drawings without Landlord’s Representative’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed; (b) no such request shall effect any structural change in the Building (unless approved by Landlord) or otherwise render the Premises or Building in violation of applicable laws; (c) Tenant shall pay any additional costs required to implement such change, including, without limitation, architecture and other consultant fees incurred by Tenant, and increases in construction costs, all of which may be paid for out of the Allowance; and (d) such requests shall constitute an agreement by Tenant to any delay in completion caused by Landlord’s reviewing, and processing such change, subject to the remaining terms and provisions hereof. If Tenant requests or causes any change, addition or deletion to the Premises to be necessary after approval of the Drawings, a request for the change shall be submitted to Landlord’s Representative, accompanied by revised plans prepared by the Architect, all at Tenant’s sole expense, which expenses may be paid for out of the Allowance, subject to the limitations set forth above.

7. Tenant’s Work. It is understood and agreed by the parties that, as hereinafter set forth, Tenant has elected to retain a general contractor and arrange for the construction and installation of Tenant Improvements itself in a good and workmanlike manner (“Tenant’s Work”). On or before the applicable Time Limit set forth below, Tenant shall submit to Landlord the names of the general contractor (to the extent other than the general contractor approved above), electrical, ventilation, plumbing and heating subcontractors (hereinafter “Major Subcontractors”), as applicable, for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. If Landlord shall reject any Major Subcontractor, Landlord shall advise Tenant of the reason(s) in writing and, Tenant shall choose another Major Subcontractor. Prior to commencement of construction of Tenant’s Work, Tenant shall notify Landlord of its estimate of the total costs for Tenant’s Work.

8. Tenant’s Construction of Tenant Improvements.

(a) Payment; Liens. Tenant shall promptly pay any and all costs and expenses in connection with or arising out of the performance of Tenant Improvements and shall furnish to Landlord evidence of such payment upon request. In the event any lien is filed against the Building or any portion thereof or against Tenant’s leasehold interest therein, the provisions of Article 20 of the Lease shall apply.

(b) Indemnity. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all suits, claims, actions, loss, cost or expense (including claims for workers’ compensation, reasonable attorneys’ fees and costs) based on personal injury or property damage (subject to the terms and provisions of Section 9.D hereof) caused in, or contract claims (including, but not limited to claims for breach of warranty) arising from Tenant’s Work. Subject to the terms and provisions of Section 9.D hereof, Tenant shall repair or replace (or, at Landlord’s election, reimburse Landlord for the reasonable cost of repairing or replacing) any portion of the Building or item of Landlord’s equipment or any of Landlord’s real or personal property damaged, lost or destroyed in the construction of Tenant Improvements by or on behalf of Tenant.

(c) Contractors. The Major Subcontractors employed by Tenant and any subcontractors thereof shall be (i) duly licensed in the state in which the Premises are located, to the extent required by applicable law, and (ii) except as otherwise approved herein, subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. On or before commencement of any construction activity in the Premises, Tenant and Tenant’s contractors shall obtain and provide Landlord with certificates evidencing Workers’

Compensation, public liability and property damage insurance in amounts and forms and with companies reasonably satisfactory to Landlord. If Landlord should disapprove such insurance, Landlord shall specify to Tenant the reasons for its disapproval within five (5) business days after delivery of such certificates. Tenant’s agreement with its contractors shall require such contractors to provide daily clean-up of the construction area to the extent such clean-up is necessitated by the construction of Tenant Work, and to take reasonable steps to minimize interference with other tenants’ use and occupancy of the Building. Nothing contained herein shall make or constitute Tenant as the agent of Landlord. Tenant and Tenant’s contractors shall comply with any other reasonable rules, regulations or requirements that Landlord may impose.

(d) Use of Common Areas. During the construction period of Tenant’s Work and during the installation of Tenant’s furniture, fixtures and equipment, Tenant shall be allowed to use, at no cost to Tenant, a freight elevator for the purpose of hoisting materials, equipment and personnel to the Premises. Also during the construction period, Tenant shall ensure that the Building and all common areas and the Premises are kept in a clean and safe condition at all times. After hours construction activities by Tenant outside of the Premises shall require reimbursement to Landlord for its costs for after-hours security (the charge of which is the hourly rate of the security guard plus fifteen percent (15%) with a four (4) hour minimum), which amount shall be in addition to the Construction Management Fee. Further, all construction activities shall be conducted so as to use reasonable efforts to minimize interference with the use and occupancy of the Building by the tenants thereof. Such entry shall be deemed to be under all the terms, covenants, provisions and conditions of the Lease, other than Tenant’s obligation to pay Rent, except as otherwise expressly set forth in this Lease.

(e) Coordination. All work performed by Tenant shall be coordinated with Landlord’s Representative. Tenant shall timely notify and invite Landlord’s Representative to all construction meetings (with contractors, engineers, architects and others), and supply all documentation reasonably requested by Landlord’s Representative.

(f) Assumption of Risk. All materials, work, installations, equipment and decorations of any nature whatsoever brought on or installed in the Premises pursuant to the provisions of this Work Letter before the commencement of the Term or throughout the Term shall be at Tenant’s risk, and neither Landlord nor any party acting on Landlord’s behalf shall be responsible for any damage thereto or loss or destruction thereof due to any reason or cause whatsoever, excluding by reason of Landlord or such other party’s gross negligence or willful or criminal misconduct.

9. Time Limits. The following maximum time limits and periods shall be allowed for the indicated matters:

Action	Time Limit
Tenant submits Drawings to Landlord for review and approval.	On or before 10 business days after the date of mutual execution of this Lease.

Tenant submits Drawings to Landlord for review and approval.	On or before 5 business days after the date of Landlord’s receipt of the Drawings.

Landlord notifies Tenant and the Architect of its approval of the Drawings with any required changes in detail.	On or before 10 business days after the date of mutual execution of this Lease.

Tenant notifies Landlord of its selection of major subcontractors.	On or before 5 business days after the date of Landlord’s receipt of the list of major subcontractors.

Landlord approves/disapproves Tenant’s major subcontractors.	On or before 5 business days after the date of Landlord’s receipt of a revised list of major subcontractors.

If applicable, Landlord and Tenant mutually approve the final revised list of major subcontractors.	On or before 3 business days after the date of Landlord’s receipt of a revised list of major subcontractors.

If applicable, Landlord and Tenant mutually approve the final revised Drawings.	On or before 3 business days after the date of Landlord’s receipt of revised Drawings.

Tenant submits Drawings for building permit, if applicable.	On or after the date Tenant and Landlord mutually approve the final, revised Drawings; provided, however, Tenant may submit the Drawings sooner, as determined by Tenant.

Tenant allowed access to the Premises to commence Construction of Tenant Improvements.	After providing copies of the building permit(s) and the contractors meeting all of Landlord’s reasonable insurance requirements.

Except as may be otherwise specifically provided for herein, in all instances where either Tenant’s or Landlord’s approval is required, if no written notice of disapproval is given within the applicable Time Limit, at the end of such period the applicable party shall be deemed to have given its approval and the next succeeding time period shall commence. Any delay by Tenant in any of the foregoing dates (including any “re-do”, continuation or abatement of any item due to Tenant’s or Landlord’s disapproval thereof) shall automatically delay all subsequent deadlines by a like amount of time.

10. Allowance.

(a) Landlord shall contribute to the costs and expenses of all costs for the planning, design, permitting, construction and construction management of the Tenant Improvements, in an amount not to exceed Allowance. If the final costs for Tenant’s Work exceed Allowance, those Excess Costs shall be paid by Tenant. Provided this Lease is in full force and effect and Tenant is not in default hereunder beyond any applicable notice and cure period, Landlord shall pay the Allowance to Tenant consistent with the terms and conditions of this Section.

(b) The Allowance shall be payable to Tenant upon written requisition (“Draw Request”) in installments as the Tenant’s Work progresses, but in no event more frequently than on one (1) occasion during any thirty (30) day period. Landlord may withhold ten percent (10%) of the Allowance (on each Draw Request) until such time as Landlord has received the final Draw Request. The amount of each installment of the Allowance payable pursuant to any such Draw Request shall be an amount equal to the actual costs paid by Tenant for completed portions of the Tenant’s Work referenced in such Draw Request (as evidenced by the paid invoices delivered to Landlord in accordance with the next sentence), less the applicable retainage. Prior to the release of any such installment, Tenant shall deliver to Landlord such Draw Request which shall be accompanied by (i) paid invoices for the Tenant’s Work performed since the last disbursement subject to customary retentions; (ii) a certificate signed by the Architect or Tenant’s Representative certifying that the Tenant’s Work represented by the aforesaid invoices has been satisfactorily completed in accordance with the Drawings; and (iii) partial lien waivers by the general contractor and all Major Subcontractors for work covered by the prior disbursement. Upon Landlord’s receipt and approval of the Draw Request, Landlord shall disburse the Allowance less the allocable portion of the Construction Management Fee. Payment by Landlord shall be made within thirty (30) days, unless Landlord notifies Tenant, in writing, of its rejection (and the reasons therefor) of any or all of the Draw Request. To the extent Landlord does not so reject any portion of said Draw Request, Landlord shall timely pay such acceptable portion of the Draw Request.

(c) Following the Substantial Completion Date (as defined below), Tenant shall submit to Landlord Tenant’s 42 final Draw Request which shall include (i) “as built” drawings showing all of Tenant’s Work, (ii) a detailed breakdown of Tenant’s final and total construction costs, together with receipted invoices showing payment thereof, (iii) a certified, written statement from the Architect that all of Tenant’s Work has been completed in accordance with the Drawings, (iv) supporting final lien waivers, and releases executed by the General Contractor, and the Major Subcontractors, and (v) a copy of a certificate of occupancy or temporary certificate of occupancy required with respect to the Premises, if applicable, together with all licenses, certificates, permits and other government authorizations necessary in connection with Tenant’s Work. Upon Landlord’s receipt and approval of the final Draw Request, Landlord shall disburse the Allowance less the Construction Management Fee. Payment of the final Draw Request by Landlord shall be made within thirty (30) days, unless Landlord notifies Tenant, in writing, of its rejection (and the reasons therefor) of any or all of the final Draw Request. To the extent Landlord does not so reject any portion of said Draw Request, Landlord shall timely pay such acceptable portion of the final Draw Request.

11. Substantial Completion. Tenant Improvements shall be deemed substantially complete when all work called for by the Drawings has been finished and the Premises is ready to be used and occupied by Tenant, even though minor items may remain to be installed, finished or corrected (“Substantial Completion Date” or the “Date of Substantial Completion”). Tenant shall cause the contractors to diligently complete any items of work not completed when the Premises are substantially complete. In the event of any dispute as to substantial completion of Tenant Improvements, the statement of Landlord’s construction manager shall be conclusive. Substantial completion shall have occurred notwithstanding punch list items. Promptly after the Substantial Completion Date, the parties will execute an instrument in the form attached hereto as Exhibit C-2 setting forth the Commencement Date of the Lease, so that said date is certain and such instrument, when executed, is hereby made a part of this Lease and incorporated herein by reference. NO

DELAY IN THE SUBSTANTIAL COMPLETION DATE SHALL CAUSE THE RENT COMMENCEMENT DATE TO BE DELAYED; PROVIDED, HOWEVER, TO THE EXTENT THE SUBSTANTIAL COMPLETION DATE DOES NOT OCCUR BY MAY 1, 2015, AND SUCH DELAY IS DUE TO A LANDLORD DELAY, THEN THE RENT COMMENCEMENT DATE SHALL BE DELAYED BY THE SAME AMOUNT OF TIME AS THE LANDLORD DELAY. MOREOVER, IF THE LANDLORD DELAY CAUSES THE SUBSTANTIAL COMPLETION DATE TO EXTEND BEYOND JUNE 1, 2015, THEN IN ADDITION TO THE EXTENSION OF THE RENT COMMENCEMENT DATE, TENANT SHALL ALSO BE ENTITLED TO ONE (1) ADDITIONAL DAY OF ABATED BASE RENT FOR EACH DAY THAT THE LANDLORD DELAY CAUSES THE SUBSTANTIAL COMPLETION DATE TO EXTEND BEYOND JUNE 1, 2015.

12. No Representations or Warranties. Notwithstanding anything to the contrary contained in the Lease or herein, Landlord’s participation in the preparation of the Drawings, the cost estimates for Tenant and the construction of Tenant Improvements and/or Tenant Improvements shall not constitute any representation or warranty, express or implied, that (i) the Drawings are in conformity with applicable governmental codes, regulations or rules or (ii) Tenant Improvements, if built in accordance with the Drawings, will be suitable for Tenant’s intended purpose. Tenant acknowledges and agrees that Tenant Improvements are intended for use by Tenant and the specification and design requirements for such improvements are not within the special knowledge or experience of Landlord. Landlord’s obligations shall be to review the Drawings; and any additional cost or expense required for the modification thereof to more adequately meet Tenant’s use, whether during or after construction thereof, shall be borne entirely by Tenant.

EXHIBIT “C-1”

FLOOR PLAN

EXHIBIT “C-2”

CONFIRMATION

Re:

Office Building Lease (the “Lease”) dated August 29, 2014 between 20 GREENWAY PLAZA LLC, a Delaware limited liability company (“Landlord”) and SUNNOVA ENERGY CORPORATION, a Delaware corporation (“Tenant”) for the premises located at 20 East Greenway Plaza, Suite 475, Houston, Texas 77046 (“Premises”).

The undersigned, as Tenant, hereby confirms as of this _____ day of _________, 20__, the following:

1.	The Substantial Completion Date is: __________________________________.

2.	The Commencement Date is __________________________________.

3.	The Rent Commencement Date is May 1, 2015.

4.	The Expiration Date is August 31, 2015.

5.	The schedule of Base Rent is:

Dates	Approximate Annual Base Rent/ RSF	Monthly Installment
05/01/15 - 05/31/15	$18.00	$0.00	*
06//01/15 - 08/31/15	$18.00	$22,500.00
09/01/15 - 05/31/16	$18.00	$29,841.00
06/01/16 - 05/31/17	$18.50	$30,669.92
06/01/17 - 05/31/18	$19.00	$31,498.83
06/01/18 - 05/31/19	$19.50	$32,327.75
06/01/19 - 08/31/20	$20.00	$33,156.67

*	Subject to any abatement contingencies set forth in the Lease

6. All alterations and improvements required to be performed by Landlord pursuant to the terms of the Lease to prepare the entire Premises for Tenant’s initial occupancy have been satisfactorily completed. There are no offsets or credits against Rent or other amounts owed by Tenant to Landlord, except: _____________________________________________. s of the date hereof, Landlord has fulfilled all of its obligations under the Lease. The Lease is in full force and effect and has not been modified, altered, or amended. There are no defaults by Landlord.

TENANT: SUNNOVA ENERGY CORPORATION, a Delaware corporation

By:
Name:
Title:

EXHIBIT “D”

Intentionally Omitted

EXHIBIT “E”

Form Letter of Credit

DATE:	XXXX

LETTER OF CREDIT NO:	LC XXXX

BENEFICIARY:

20 Greenway Plaza, LLC

a Delaware limited liability company

C/o Principal Real Estate Investors, LLC

Department H137—MRI # 027010

711 High Street

Des Moines, Iowa 50392-1370

Attn: Senior Operations Manager,

Kristin McCullough

APPLICANT:	Sunnova Energy Corporation, A Delaware corporation 20 East Greenway Plaza, Suite 475 Houston, Texas 77046

AMOUNT:	US$700,000.00 (SEVEN HUNDRED THOUSAND AND 00/100THS U.S. DOLLARS)

INITIAL EXPIRY DATE:	September 30, 2015, Unless extended herein under its auto extension clause

PLACE OF EXPIRY:	Texas Capital Bank, N.A. Letter of Credit Unit 2350 Lakeside Boulevard, Suite 800 Richardson, Texas 75082 Phone: 972/656-6502 or 972/656-6501

IRREVOCABLE LETTER OF CREDIT NO. ____

Dear Sir or Madam:

BY ORDER OF OUR CLIENT, SUNNOVA ENERGY CORPORATION, WE HEREBY OPEN OUR CLEAN IRREVOCABLE LETTER OF CREDIT NO. LC XXXX IN YOUR FAVOR FOR AN AMOUNT NOT TO EXCEED IN THE AGGREGATE SEVEN HUNDRED THOUSAND AND NO/100THS U.S. DOLLARS (U.S. $700,000.00) EFFECTIVE IMMEDIATELY. NOTWITHSTANDING THE FOREGOING, THE FACE AMOUNT SHALL AUTOMATICALLY DECLINE TO THE FOLLOWING SCHEDULE:

REDUCTION EFFECTIVE DATE:	AMOUNT REDUCED:		AMOUNT REMAINING:
June 1, 2016	US$	140,000.00	US$	560,000.00
June 1, 2017	US$	140,000.00	US$	420,000.00
June 1, 2018	US$	140,000.00	US$	280,000.00
June 1, 2019	US$	140,000.00	US$	140,000.00

IT IS UNDERSTOOD THAT THE “AMOUNT REMAINING” MAY CHANGE SHOULD THERE BE ANY DRAWINGS ON THIS LETTER OF CREDIT BEFORE THE SCHEDULED REDUCTIONS OR SHOULD A GIVEN REDUCTION BE CANCELLED BY THE BENEFICIARY AS SPECIFIED BELOW.

NOTWITHSTANDING THE FOREGOING, THE FOREGOING REDUCTION EFFECTIVE DATES MAY BE CANCELLED BY BENEFICIARY IF THE BENEFICIARY DELIVERS BY COURIER A WRITTEN NOTICE TO TEXAS CAPITAL BANK, N.A. AT THE ADDRESS STATED ABOVE AT LEAST FIVE (5) BUSINESS DAYS PRIOR TO THE APPLICABLE REDUCTION EFFECTIVE DATE SPECIFICALLY STATING THAT THERE SHALL BE NO SUCH REDUCTION. SUCH WRITTEN NOTICE MUST MENTION THIS LETTER OF CREDIT NUMBER.

FUNDS UNDER THIS LETTER OF CREDIT ARE AVAILABLE BY PAYMENT TO YOU AGAINST YOUR DRAFT ON US MENTIONING THEREON “DRAWN UNDER TEXAS CAPITAL BANK, NA., RICHARDSON, TEXAS 75082, LETTER OF CREDIT NO. LC XXX.” A SIGHT DRAFT SUBMITTED TO US BY BENEFICIARY IS TO BE ACCOMPANIED BY A CERTIFICATE SIGNED BY THE BENEFICIARY STATING THAT BENEFICIARY HAS THE RIGHT TO DRAW UPON THIS LETTER OF CREDIT BASED UPON THE TERMS OF THE LEASE DATED AUGUST 29, 2014. WE AGREE TO PAY ANY SIGHT DRAFT OR TO GIVE NOTICE OF DISCREPANCIES WITHIN TWO BUSINESS DAYS OF THE DATE OF PRESENTATION, HOWEVER, WE WAIVE ANY RIGHT TO WAIT FIVE BANKING DAYS PURSUANT TO ARTICLE 16 OF THE ICC UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS “UCP 600” (2007 REVISION).

THIS LETTER OF CREDIT SHALL EXPIRE ON SEPTEMBER 30, 2015, HOWEVER, IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT SHALL BE DEEMED AUTOMATICALLY EXTENDED WITHOUT AMENDMENT, FOR ONE YEAR FROM THE EXPIRY DATE HEREOF AND FROM EACH AND EVERY FUTURE EXPIRY DATE, UNLESS AT LEAST THIRTY (30) DAYS PRIOR TO ANY EXPIRY DATE WE SHALL NOTIFY YOU BY CERTIFIED MAIL OR COURIER THAT WE ELECT NOT TO CONSIDER THIS LETTER OF CREDIT RENEWED FOR ANY SUCH ADDITIONAL PERIOD. THIS LETTER OF CREDIT SHALL NOT EXTEND BEYOND SEPTEMBER 30, 2020. IN NO EVENT WILL DRAWINGS AFTER SEPTEMBER 30, 2020, BE HONORED.

PARTIAL AND MULTIPLE DRAWS ARE PERMITTED.

THIS LETTER OF CREDIT IS TRANSFERABLE IN ITS ENTIRETY TO ANY TRANSFEREE WHO SHALL BE IDENTIFIED IN YOUR WRITTEN TRANSFER REQUEST, ISSUED SUBSTANTIALLY IN THE FORM ATTACHED. ANY TRANSFEREE MUST NOT BE AN INDIVIDUAL OR ENTITY SANCTIONED BY THE UNITED STATES GOVERNMENT

PURSUANT TO ANY TERRORISM, MONEY LAUNDERING OR SIMILAR LAWS PREVENTING TEXAS CAPITAL BANK, N.A. TO MAKE SUCH A TRANSFER. UPON PRESENTATION OF YOUR WRITTEN TRANSFER REQUEST AND THE ORIGINAL OF THIS LETTER OF CREDIT AND ALL AMENDMENTS IF ANY ACCOMPANIED BY OUR TRANSFER FEES IN THE AMOUNT OF 0.25% OF THE THEN APPLICABLE AMOUNT OF THE LETTER OF CREDIT, WE SHALL FORTHWITH ISSUE OUR IRREVOCABLE ADVICE OF TRANSFER TO THE DESIGNATED TRANSFEREE FOR THE UNUSED PORTION HEREOF. EACH ADVICE OF TRANSFER ISSUED UPON SUCH TRANSFER MAY BE SUCCESSIVELY TRANSFERRED IN THE SAME MANNER.

WE HEREBY IRREVOCABLY ENGAGE WITH YOU THAT THOSE DRAFTS AND DOCUMENTS DRAW IN CONFORMITY WITH THE TERMS AND CONDITIONS OF THIS CREDIT WILL BE FULLY HONORED ON PRESENTATION TO: TEXAS CAPITAL BANK, N.A., ATTN: LETTER OF CREDIT UNIT, 2350 LAKESIDE BOULEVARD, SUITE 800, RICHARDSON, TEXAS 75082.

EXCEPT SO FAR AS OTHERWISE EXPRESSLY STATED, THIS DOCUMENTARY CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (2007 REVISION) INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 600 (“UCP”)

Very truly yours,

TEXAS CAPITAL BANK, N.A.

REQUEST OF TRANSFER—STANDBY LETTER OF CREDIT No. _______

Date: _______________

Texas Capital Bank, N.A.

Letter of Credit Unit

2350 Lakeside Blvd., Suite 800

Richardson, Texas 75082

Phone: 972 656 6502 or 972 656 6501

Attn: Letter of Credit Unit

RE:	IRREVOCABLE LETTER OF CREDIT NUMBER: LC XXXXX

FOR THE VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

(Name of Transferee)

(Address of Transferee)

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT IN ITS ENTIRETY.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN THE LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE AND THE TRANSFEREE SHALL HAVE THE SOLE RIGHTS RELATING TO ANY AMENDMENTS WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS AND WHETHER EXISTING OR HEREAFTER MADE. ALL AMENDMENTS MAY BE MADE AFTER THE DATE HEREOF WITHOUT ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY, BUT MAY NOT BE MADE WITHOUT THE PRIOR WRITTEN CONSENT OF THE TRANSFEREE.

WE ENCLOSE THE ORIGINAL OF THIS LETTER OF CREDIT AND ALL AMENDMENTS, IF ANY AND ASK YOU TO ENDORSE THE TRANSFER ON THE REVERSE THEREOF AND FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER.

ALL TRANSFER FEES ARE FOR ACCOUNT OF THE APPLICANT. PLEASE CONTACT THE APPLICANT TO ARRANGE FOR PAYMENT OF YOUR TRANSFER FEES TO BE CALCULATED AT 1/4% flat, minimum $250.00 OF THE TRANSFER AMOUNT.

VERY TRULY YOURS,

Name of Beneficiary

Authorized Signature and Title

***************************************************************************************************************************

THE ABOVE SIGNATURE WITH TITLE AS STATED CONFORMS WITH THAT ON FILE WITH US AND IS AUTHORIZED FOR THE EXECUTION OF SUCH INSTRUMENTS.

BANK’S NAME	NAME AND TITLE
SIGNATURE GUARANTEE:__________________________________	DATE:__________________________________________________

(MEDALLION OR OTHER BANK SIGNATURE GUARANTEE STAMP)

EXHIBIT F—JANITORIAL SPECIFICATIONS

1.	PUBLIC AREAS.

a.	Daily: (five nights per week)

i.	Sweep all flooring, damp mop all flooring in entrance foyers.

ii.	Vacuum all carpeted areas and rugs, moving light furniture other than desks, file cabinets, etc.

iii.	Spot clean all common area carpets as needed.

iv.	Empty, clean and damp dust all wastepaper baskets, receptacles, etc.; wash if necessary.

v.	Dust and wipe clean all furniture, fixtures, telephones and window sills as needed.

vi.	Dust all baseboards as needed.

vii.	Clean all water fountains and coolers.

viii.	Remove all fingerprints from door facing and doors.

ix.	Work behind locked doors.

x.	Leave only designated lights burning.

xi.	Vacuum, sweep or mop building stairways.

b.	Weekly:

i.	Wipe clean all interior metal as necessary.

ii.	Office and utility doors on all floors are to be cleaned as necessary.

iii.	Dust all doors, louvers and other ventilating louvers within reach.

iv.	Remove all finger marks, smudges and other marks from metal partitions and other surfaces as necessary.

v.	Sweep and dust fire exit stairwells.

b.	Monthly:

i.	Dust all pictures, frames, charts, graphs and similar wall hangings not reached in nightly cleaning.

ii.	Dust all vertical surfaces such as partitions, ventilating louvers, fresh air grills and others not reached in nightly cleaning.

iii.	Dust all mini and/or vertical blinds.

2.	LAVATORIES

a.	Daily:

i.	Sweep and mop all flooring with disinfectant cleaner.

ii.	Wash and polish all mirrors, powder shelves, bright work, enameled surfaces, etc including but not limited to, flushometers, piping and toilet seat hinges.

iii.	Wash and wipe dry both sides of all toilet seats.

iv.	Sweep and mop floor.

v.	Maintain organized supply cabinets and/or shelves.

3.	Exterior windows shall be washed a minimum of twice per year.

COMMISSION AGREEMENT

THIS COMMISSION AGREEMENT (“Agreement”) is dated for identification purposes as of October 31, 2013, and sets forth the agreement entered into by and between 20 Greenway Plaza, LLC, a Delaware limited liability company (“Landlord”), and Cushman & Wakefield of Texas, Inc. (“Outside Broker”), concerning the payment of a commission in consideration for Outside Broker’s services rendered in connection with the Lease described herein.

WHEREAS, Outside Broker has assisted or is assisting Landlord in negotiating and consummating a proposed Lease Agreement (“Lease”) by and between Landlord and Sunnova Financial Services or affiliate thereof as Tenant Prospect (“Tenant Prospect”), regarding the lease of approximately 19,833 rentable square feet of space commonly referred to as Suite 475 (“Premises) within the building located at 20 Greenway Plaza, Houston, Texas 77046 (the “Project”); and

NOW, THEREFORE, in consideration of the mutual covenants and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby stipulated and agreed as follows:

I. Exclusive Broker. Outside Broker represents and warrants to Landlord that Outside Broker is the sole broker who introduced the Tenant Prospect to Premises and is the sole broker (other than Landlord’s agent) entitled to receive a commission in connection with the Lease.

2. Gross Rent. Any commission due to Outside Broker shall be based upon Gross Rent. “Gross Rent” shall mean base rental plus the operating expenses (operating expenses shall be based on Landlord’s current estimate of operating expense for calendar year 2014, which is $12.23 per rentable square foot of space within the Premises per year multiplied by number of years (prorated for any partial year) within the term of the Lease). Without limitation to the generality of the foregoing, the following shall be excluded from Gross. Rent for the purpose of commission calculation hereunder: (a) Escalations in Base Rent to the extent due to consumer price index adjustments or percentage Gross Rent, or due to the amortization of excess tenant finish allowances amortized therein; (b) Additional rent paid by Tenant Prospect for special tenant services over and above building standard services; (c) Amortization of special leasehold improvements paid for by Landlord and specifically reimbursed by Tenant Prospect by way of additional rental; (d) Amounts paid by Landlord but reimbursable by Tenant through rent or otherwise; (e) Gross Rent or other payments for parking, storage, roof top rights, or other amenities (whether paid separately or included in the rental); (f) Late payment charges or interest; (g) Rental payable upon continuation of tenancy subsequent to lease expiration or termination due to holdover; (h) Taxes imposed by any governmental authority on the rent(s) collected by Landlord; (i) Security deposits paid by Tenant Prospect pursuant to the terms of the Lease; or 0) any abated rent, free rent periods or amounts reduced.

3. Commission. Outside Broker has earned, upon execution by Landlord and Tenant, and shall only be entitled to four percent (4%) of the total Gross Rent as hereafter payable for the initial term of the Lease.

4. Payment.

(a) Commission shall be paid in the following manner: (i) one-half (1/2) within thirty (30) days following the full execution of the Lease by Landlord and Tenant Prospect, delivery thereof to both parties, receipt by Landlord of the first full month’s rent if required at execution, and receipt by Landlord of any security deposit as provided for in the Lease; and (ii) the balance within thirty (30) days following the Commencement Date of Tenant Prospect’s Lease agreement.

(b) Landlord will not be required to pay any of the commissions due hereunder until contingencies relating to the actual consummation or cancellation prior to commencement of the Lease by Tenant Prospect (including but not limited to contingencies regarding zoning, restrictive covenants, permitting, plan approvals and finish cost limits) are eliminated or satisfied to the Landlord’s sole and absolute discretion. In addition, for build-to-suit facilities, no commission will be payable until Landlord has received interim financing for the Project.

(c) If Tenant Prospect individually has the right to cancel or terminate the Lease (for reasons unrelated to casualty, condemnation, default and the like), a commission shall only be paid to Outside Broker for the period up to the date on which the Lease may be cancelled. If the Lease is not then cancelled, Landlord shall pay the balance of the commission due for the remainder of the period covered under the Lease at the time the Tenant Prospect’s right to cancel expires. A lease will be deemed canceled only if the tenant vacates the premises. If a lease is terminated or amended and tenant remains under a new or different arrangement, Outside Broker shall be paid the balance of its commission. If a cancellation payment includes the unamortized commission, then Outside Broker will be paid a full commission as if no right of cancellation existed.

(d) If a lease contains an option or other right to renew or extend the term or to lease additional space, and if the lease is renewed or extended or if Tenant leases additional space, whether or not strictly pursuant to the option or right contained in the lease, Landlord shall pay to Outside Broker, an additional commission at the above rate for the renewal or extension term, or for such additional space provided that (i) Broker is then the only real estate broker or agent representing Tenant entitled to a commission, as evidenced by a written statement from Tenant either contained within the amendment or new Lease or a separate document reasonably satisfactory to Landlord, and (ii) Broker is actively involved in such expansion or renewal. Such commission shall be payable 50% upon execution of such amendment or new lease and the remaining 50% upon the commencement of such renewal or expansion. No commissions will be payable for space and term for which Broker has already been paid (such as if there is a “blend and extend”).

5. Confidentiality and Advertisement. Except as required by law, Outside Broker acknowledges and agrees that all material information which Outside Broker shall receive in connection with the Lease shall be confidential, and Outside Broker shall not disclose such information to any party (other than Tenant Prospect), including, but not limited to, any advertising or permitting to be advertised the Lease transaction, or placing, or permitting to be placed, any notice thereof in any newspaper or other publication, without Landlord’s prior written consent and/or approval as to the contents thereof in each instance. All plans, specifications, leases and the like delivered to Outside Broker or Tenant Prospect shall remain the property of the Landlord and be returned to Landlord upon request.

6. Licensed. Outside Broker hereby represents and warrants to Landlord that Outside Broker is, and shall remain during the term hereof, a duly licensed real estate broker in the jurisdiction where the Premises are located, and is therefore legally entitled to receive the commission payments as set forth hereunder, said licensing and legal entitlement being in accordance with all applicable laws, rules, ordinances and otherwise.

7. Limitation of Liability. OUTSIDE BROKER EXPRESSLY AGREES THAT THE OBLIGATIONS INCURRED BY LANDLORD OR ANY SUCCESSOR OR ASSIGNEE OF LANDLORD’S INTEREST UNDER THIS AGREEMENT SHALL NOT CONSTITUTE PERSONAL OBLIGATIONS OF THE OFFICERS, DIRECTORS, TRUSTEES, PARTNERS, JOINT VENTURERS, MEMBERS, STOCKHOLDERS, OR OTHER PRINCIPALS OR REPRESENTATIVES OF LANDLORD. OUTSIDE BROKER SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PREMISES (INCLUDING THE PROCEEDS THEREOF) FOR THE RECOVERY OF ANY JUDGMENT AGAINST LANDLORD FOR FAILURE TO PERFORM UNDER THIS AGREEMENT. OUTSIDE BROKER HEREBY WAIVES CONSEQUENTIAL, SPECIAL, PUNITIVE, EXEMPLARY, AND SIMILAR DAMAGES AGAINST LANDLORD. UPON THE SALE OF THE BUILDING IN WHICH THE PREMISES IS LOCATED, LANDLORD SHALL HAVE NO FURTHER OBLIGATIONS HEREUNDER AND OUTSIDE BROKER SHALL LOOK SOLELY TO THE TRANSFEREE FOR ANY COMPENSATION HEREUNDER, EXCEPT FOR COMMISSIONS THAT HAVE THEN BEEN EARNED AND HAVE ACCRUED, BUT NOT YET PAID (FOR WHICH LANDLORD SHALL REMAIN LIABLE).

8. Miscellaneous. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. JURISDICTION AND VENUE FOR ANY ACTION HEREUNDER SHALL BE EXCLUSIVELY IN THE COUNTY WHERE THE REAL PROPERTY IS LOCATED IN THE STATE OF TEXAS. THE PARTIES HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY. This instrument constitutes the entire agreement between the Landlord and the Outside Broker as relates to the performance by Outside Broker of the duties hereunder. No prior written or prior oral promises or representations shall be binding. The provisions of this Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and permitted assigns of the parties, but Outside Broker may not assign this Agreement without the prior written consent of Landlord.

Landlord hereby acknowledges that under Chapter 62, Texas Property Code, Outside Broker is entitled to claim and levy a lien against the Project to secure payment of any earned but unpaid commission. If either party institutes legal action to enforce its rights hereunder, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other costs incurred. Any portion of a commission not paid to Outside Broker when due will bear interest from the due date until paid at the legal rate of interest.

9. Acceptance. This agreement is intended to be an offer, and if not accepted and returned to Landlord in writing within three (3) business days from the date hereon, it is hereby withdrawn. If not received by said date, this offer is null and void. This agreement is not valid unless fully signed by both Landlord and Outside Broker.

10. OFAC. Without limitation to the generality of any requirement under this agreement for Outside Broker to comply with all applicable laws, regulations, executive orders, and requirements promulgated by governmental entities, Outside Broker shall comply with all (i) regulations promulgated by the Office of Foreign Assets Control, Department of the Treasury which are applicable to Tenant or any occupant of the Premises, (ii) the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., (iii) The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and (iv) the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism. Any failure by Outside Broker to comply with such laws shall be deemed to be a material default under this agreement.

EXECUTED BY LANDLORD this 2nd day of September, 2014.

20 GREEN WAY PLAZA LLC,
a Delaware limited liability company
By:	PRINCIPAL REAL ESTATE INVESTORS, LLC, a Delaware limited liability company, its authorized signatory

By:	/s/ Casey A. Miller	Notice Address:	Principal Real Estate
Name:	Casey A. Miller		Investors
Title:	Investment Director Asset		801 Grand Avenue
	Management		Des Moines, IA 50392

EXECUTED BY OUTSIDE BROKER this 19 day of August 2014.

CUSHMAN & WAKEFIELD OF TEXAS, INC.

By:	/s/ Tim Reiyea	Notice Address:	1330 Post Oak Blvd, Ste.
Name:	Tim Reiyea		2700
Title:	Executive Vice Chairman		Houston, TX 77056
TREC:
Tax ID:

Telephone:	713-877-1700
Fax:	_____________________________________________